Exhibit 99.1

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No._)

Filed by the Registrant  |X|

Filed by a Party other than the Registrant
|_| Check the appropriate box:

|_|  Preliminary Proxy Statement

|_| Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

|X|  Definitive Proxy Statement

|_|  Definitive Additional Materials

|_|  Soliciting Material Pursuant to Section 240.14a-12

                               VECTREN CORPORATION
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1)  Title of each class of securities to which transaction applies:
---------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:
---------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
---------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:
---------------------------------------------------------------------------

     (5)  Total fee paid:
---------------------------------------------------------------------------]

|_| Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

Notes:

Reg. (S) 240.14a-101. SEC 1913 (3-99)

                                [GRAPHIC OMITTED]
                               VECTREN CORPORATION
                             20 N. W. Fourth Street
                            Evansville, Indiana 47708

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 14, 2003

TO THE SHAREHOLDERS OF VECTREN CORPORATION

      The annual meeting of shareholders of Vectren Corporation (the "Company") will be held at The Victory Theatre, 600 Main Street, Evansville, Indiana, on Wednesday, May 14, 2003, at 10:00 a.m. (Central Daylight Time), for the following purposes:

     1. The reelection of four directors of the Company to serve for a term of three years or until their successors are duly qualified and elected;

     2. The ratification of the reappointment of Deloitte & Touche LLP as the independent accountants for the Company and its subsidiaries for 2003.

     3. The adoption of, if presented at the meeting, a shareholder proposal by Massachusetts Carpenters Pension & Annuity Funds, which the board of directors OPPOSES.

     4. The adoption of, if presented at the meeting, a shareholder proposal by Sheet Metal Workers' International Association, which the board of directors OPPOSES.

     5. The transaction of such other business as may properly come before the meeting, or any adjournment of the meeting.

      As allowed by the Company's Code of By-Laws, the board of directors has fixed the close of business on March 24, 2003, as the record date for determining the shareholders entitled to notice of and to vote at the meeting and at any adjournment of the meeting.

      It is important that your stock be represented at this meeting to assure a quorum. Whether or not you now expect to be present at the meeting, please fill in, date and sign the enclosed proxy and return it promptly to the Company in the accompanying addressed envelope. No stamp is required if mailed in the United States. You may also authorize the individuals named on your proxy card to vote your shares by calling toll-free 1-800-542-1160 or using the Internet (www.votefast.com) by following the instructions included with your proxy card. Please note that if your shares are not registered in your own name, your bank, broker or other institution holding your shares may not offer telephone or Internet voting. You have the unconditional right to revoke your proxy at any time before the authority granted by it is exercised.

      If you are unable to attend the meeting, you may listen to the webcast live, as well as view the accompanying presentation, on Vectren Corporation's website, http://www.vectren.com. Approximately two hours after the conclusion of the webcast, an audio archive will be made available at the same location.

                                       By order of the board of directors.

                                       VECTREN CORPORATION

                                       /s/Ronald E. Christian
                                       By RONALD E. CHRISTIAN
                                       Senior Vice President, General Counsel,
                                         and Corporate Secretary

Evansville, Indiana
April 2, 2003

                            LOCATION OF MAY 14, 2003
                          ANNUAL SHAREHOLDERS' MEETING

                                [GRAPHIC OMITTED]



                               The Victory Theatre
                                 600 Main Street
                            Evansville, Indiana 47708

      Parking for shareholders will be provided in the Sycamore Street Parking Garage, 500 Sycamore Street. Enter via the N.W. Fifth Street entrance and indicate to the parking garage attendant that you are there for the Vectren meeting. Handicapped individuals may be dropped off at the N.W. Sixth Street entrance of the Victory Theatre near the lobby.

                             YOUR VOTE IS IMPORTANT

      PLEASE READ THE PROXY STATEMENT AND SIGN, DATE AND MAIL THE PROXY IN THE PREPAID ENVELOPE WITHOUT DELAY, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY PRIOR TO OR AT THE MEETING AND VOTE IN PERSON IF YOU WISH. IF YOUR SHARES ARE HELD BY A BROKER, BANK OR NOMINEE, IT IS IMPORTANT THAT THEY RECEIVE YOUR VOTING INSTRUCTIONS.

                                        2















                                TABLE OF CONTENTS

                                                                        Page
                                                                       ------
Proxy Statement                                                           1
      Solicitations of Proxies                                            1
      Purposes of Meeting                                                 1
      Voting Securities                                                   2

Item 1:    Election of Directors                                          2
      Class III Directors                                                 2
      Class I Directors                                                   3
      Class II Directors                                                  4

Other Executive Officers                                                  4

Common Stock Ownership by Directors and Executive Officers                5

Certain Relationships and Related Transactions                            6

Meetings and Committees of the Board of Directors                         6

Director Compensation                                                     7

Section 16(a) Beneficial Ownership Reporting Compliance                   8

Report of the Nominating and Corporate Governance Committee               8
      A. Scope of Responsibilities                                        8
      B. 2002 Accomplishments                                             9
      C. Commitment                                                      10

Report of the Corporate Affairs Committee                                11
      A. Scope of Responsibilities                                       11
      B. 2002 Accomplishments                                            11
      C. Commitment                                                      12

Report of the Audit Committee                                            12
      A. Scope of Responsibilities                                       12
      B. 2002 Accomplishments                                            13
      C. Delineation of Responsibilities Between Management,
           the Independent Accountants and the Audit Committee           14
      D. 2002 Form 10-K                                                  14
      E. Reappointment of Deloitte & Touche LLP                          14
      F. Commitment                                                      15

Executive Compensation and Other Information                             15

Report of the Compensation and Benefits Committee                        15
      A. Executive Compensation Policy                                   15
      B. Components of Executive Compensation                            15
            Base Salary                                                  15
            Annual Incentive Compensation                                16
            Long-Term Incentive Compensation                             17
      C. Chief Executive Officer Compensation                            18
      D. Share Ownership                                                 18
      E. Compensation Consultant, Termination Benefits Agreements
           and Deductibility of Executive Compensation                   19
      F. Shareholder Proposals                                           19

                                                                        Page
                                                                       -----
Compensation                                                             20
     Table I:   Summary Compensation                                     20
     Table II:  Option/Stock Appreciation Rights Grants In Last
                     Fiscal Year                                         22
     Table III: Aggregated Option Exercises in Last Fiscal Year
                     and Fiscal Year-End Option Values from
                     1/1/2002--12/31/2002                                23
     Table IV:  Long-Term Incentive Plan Awards in Last Fiscal Year      23

Retirement Savings Plan                                                  24

Retirement Plans                                                         24
      Table: Pension Plan                                                25

Stock Option Plan                                                        26

Employment Agreements                                                    26

Corporate Performance                                                    27
      Comparison of 33 Month Cumulative Total Return                     27

Item 2:     Ratification Of Appointment Of Independent Accountants       28

Independent Public Accountants of the Company                            28
      Audit Fees                                                         28
      Financial Systems Design & Implementation Fees                     28
      All Other Fees                                                     28
      Changes in and Disagreements With Accountants on
        Accounting and Financial Disclosure                              29

Item 3:    The Adoption of, if Presented at the Meeting, a
            Shareholder Proposal by Massachusetts Carpenters Pension
            & Annuity Funds, Which the Board of Directors Opposes        29
      Supporting Statement                                               29
      Statement of Opposition                                            30
      Vote Required                                                      31

Item 4:    The Adoption of, if Presented at the Meeting, a Shareholder
             Proposal by Sheet Metal Workers' International
             Association, Which the Board of Directors Opposes           31
      Supporting Statement                                               31
      Statement of Opposition                                            32
      Vote Required                                                      32

Cost and Method of Solicitation                                          32

Annual Report                                                            33

Revocation Rights                                                        33

Nomination of Directors by Shareholders                                  33

Shareholders' Proposals for 2004 Annual Meeting                          33

APPENDIX A    Corporate Governance Guidelines                           A-1
APPENDIX B    Nominating and Corporate Governance Committee Charter     B-1
APPENDIX C    Corporate Affairs Committee Charter                       C-1
APPENDIX D    Audit Committee Charter                                   D-1
APPENDIX E    Compensation and Benefits Committee Charter               E-1
APPENDIX F    Executive Committee Charter                               F-1

                    COMMUNICATIONS TO NON-EMPLOYEE DIRECTORS

      In February 2003, the Nominating and Corporate Governance committee ("Governance committee") of the board of directors created a new position of Lead director, whose primary responsibilities are set forth in the corporate governance guidelines attached as Appendix A. The corporate governance guidelines also provide that the Chair of the Governance committee is to serve as the Lead director. In 2003, the Chair of the Governance committee is Robert
L. Koch II. In February of 2003, Mr. Koch was elected Lead director by the full board.

      The Audit committee is responsible for establishing, reviewing and updating a Code of Ethical Conduct and ensuring that management has established a system to enforce this Code. The committee also ensures that the Company implements and follows necessary and appropriate financial reporting processes. In 2003, the Chair of the Audit committee is J. Timothy McGinley.

      Shareholders and other parties interested in communicating directly with the Lead director, Chair of the Audit committee or with any of the non-employee directors as a group may do so by writing to:

                               Lead Director, Chair, Audit Committee,
                                 or Non-Employee Directors
                               Vectren Corporation
                               P. O. Box 3144
                               Evansville, IN  47731-3144

                               VECTREN CORPORATION
                             20 N. W. Fourth Street
                            Evansville, Indiana 47708
                                 (812) 491-4000

                                 PROXY STATEMENT

      The following information is furnished in connection with the solicitation of the enclosed proxy by and on behalf of the board of directors of the Company. The proxy will be used at the annual meeting of shareholders to be held at The Victory Theatre, 600 Main Street, Evansville, Indiana, on Wednesday, May 14, 2003, at 10:00 a.m. (Central Daylight Time), and at any adjournment of the meeting for the matters to be acted upon under its authority. The proxy and this proxy statement were first mailed to the shareholders on or about April 2, 2003.

                            SOLICITATIONS OF PROXIES

      The management solicits your proxy for use at the annual meeting of the Company. Shares held in your name and represented by your proxy will be voted as you instruct if your proxy is duly executed and returned prior to the meeting. Shares represented by proxies that are returned signed but without instructions for voting will be voted as recommended by management. Shares represented by proxies that are returned unsigned or improperly marked will be treated as abstentions for voting purposes. You may revoke your proxy at any time before it is exercised by written notice to the Secretary of the Company received prior to the time of the meeting, or orally at the meeting.

      If you are a participant in the Company's Automatic Dividend Reinvestment and Stock Purchase Plan, your proxy card will represent the number of shares registered in your name and the number of shares credited to your plan account. For those shares held in the plan, your proxy card will serve as direction to the Plan Administrator as to how your account is to be voted.

      If your shares are held in a brokerage account, you will receive a Voting Instruction Form asking how you want your shares to be voted. If you give instructions on the form, your shares must be voted as you direct. If you do not give instructions, one of two things can happen depending on the type of proposal. For some proposals such as the election of directors, the broker may vote your shares at its discretion. But for other proposals, including shareholder proposals, the broker may not vote your shares at all. When that happens, it is called a "broker non-vote."

                               PURPOSES OF MEETING

      As of this date, the only known business to be presented at the 2003 annual meeting of shareholders is (1) the reelection of four directors of the Company to serve for a term of three years or until their successors are duly qualified and elected; (2) the ratification of the reappointment of Deloitte & Touche LLP as the independent accountants for the Company and its subsidiaries for 2003; (3) the adoption of, if presented at the meeting, a shareholder proposal by Massachusetts Carpenters Pension & Annuity Funds, which the board of directors OPPOSES; and (4) the adoption of, if presented at the meeting, a shareholder proposal by Sheet Metal Workers' International Association, which the board of directors OPPOSES. However, the enclosed proxy authorizes the proxy holders to vote on all other matters that may properly come before the meeting, and it is the intention of the proxy holders to take any such action utilizing their best judgment. Only shares held by those present at the meeting or for which proxies are returned will be considered to be represented at the meeting. For the purposes of determining a quorum, shares represented at the meeting are counted without regard to abstentions or broker non-votes as to any particular item.

                                VOTING SECURITIES

      As of March 24, 2003, the Company had one class of capital stock outstanding, consisting of 68,070,500 shares of common stock without par value. The holders of the outstanding shares of common stock are entitled to one vote for each share held of record on each matter presented to a vote of the shareholders at the meeting. However, unless the holder personally appears at the meeting, shares for which no proxy is returned (whether registered in the name of the actual holder thereof or in nominee or street name) will not be voted. Only shareholders of record at the close of business on March 24, 2003 will be entitled to vote at the meeting or at any adjournment of the meeting.

                          ITEM 1. ELECTION OF DIRECTORS

      The Company's board of directors currently consists of thirteen directors divided into three classes having staggered terms of three years each. The Class III directors, John M. Dunn, Niel C. Ellerbrook, Anton H. George, and Robert L. Koch II, are nominees for election with terms expiring in 2006. Andrew E. Goebel is also currently a Class III director, but is retiring from the Company effective April 30, 2003, and will not be standing for reelection to the board. The Class I directors, John D. Engelbrecht, William G. Mays, J. Timothy McGinley, and Richard P. Rechter, have terms expiring in 2004. The Class II directors, L. A. Ferger, Ronald G. Reherman, Richard W. Shymanski, and Jean L. Wojtowicz, have terms expiring in 2005. Mr. Ellerbrook also serves as Chair, Chief Executive Officer and director of Vectren Utility Holdings, Inc. ("VUHI"), a holding company for the Company's regulated gas and electric distribution company subsidiaries, Indiana Gas Company, Inc. ("Indiana Gas"), Southern Indiana Gas and Electric Company ("SIGECO"), and Vectren Energy Delivery of Ohio, Inc. Mr. Ellerbrook also serves as Chair and director of Vectren Capital, Corp. ("Vectren Capital"), the Company's subsidiary that serves as the vehicle for financing non-regulated business activities, Vectren Enterprises, Inc. ("Vectren Enterprises"), the Company's subsidiary that serves as the corporate parent for non-regulated business activities, and Vectren Foundation, Inc. ("Vectren Foundation"), the entity that serves as the vehicle for fulfilling philanthropic objectives in the areas where the Company's subsidiaries provide service.

      At each annual meeting of shareholders, directors are elected to succeed those whose terms then expire for a term of three years or until their successors are duly qualified and elected. Accordingly, four directors are to be elected by a plurality of votes cast at the annual meeting of shareholders to be held on May 14, 2003.

      The board of directors intends that the enclosed proxy will be voted by the proxy holders in favor of the election of the nominees named below for the office of director of the Company to hold office for a term of three years or until their respective successors are duly qualified and elected. Each of such nominees is now serving as a director of the Company and has signified the willingness to serve if elected. Directors are elected by a plurality of the votes cast. Plurality means that the individuals who receive the largest number of votes cast are elected up to the maximum number of directors to be chosen at the meeting. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees might result in some nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action. If, however, any situation should arise under which any nominee should be unable to serve, the authority granted in the enclosed proxy may be exercised by the proxy holders for the purpose of voting for a substitute nominee.

      Certain information concerning the nominees and the other directors of the Company is set forth below and under the caption "Meetings and Committees of the Board of Directors." If not otherwise indicated, the principal occupation listed for any individual has been the same for at least five years.

Class III Directors--Term expiring 2006

     John M. Dunn, age 65, has been a director of SIGCORP, Inc. ("SIGCORP"), a predecessor to the Company, or the Company since 1996. Mr. Dunn is President and Chief Executive Officer of Dunn Hospitality Group, Ltd., a hotel development and management company. He is also a director of Old National Bank of Evansville, Indiana.

      Niel C. Ellerbrook, age 54, has been a director of Indiana Energy, Inc. ("Indiana Energy"), a predecessor to the Company, Indiana Gas, SIGECO, VUHI or the Company since 1991. Mr. Ellerbrook is Chairman of the Board and Chief Executive Officer of the Company, having served in that capacity since March 2000, which was the point in time when SIGCORP and Indiana Energy merged to create the Company. Prior to that time and since June 1999, Mr. Ellerbrook served as President and Chief Executive Officer of Indiana Energy. Prior to that time and since October 1997, Mr. Ellerbrook served as President and Chief Operating Officer of Indiana Energy. From January through October 1997, Mr. Ellerbrook served as Executive Vice President, Treasurer and Chief Financial Officer of Indiana Energy; and prior to that time and since 1986, Vice President, Treasurer and Chief Financial Officer. Mr. Ellerbrook is the Chairman, Chief Executive Officer and a director of Vectren Utility Holdings. Mr. Ellerbrook is also the Chair and a director of Vectren Capital and Vectren Enterprises and President, Chair and a director of Vectren Foundation. He is also a director of Old National Bancorp and Deaconess Hospital of Evansville, Indiana.

     Anton H. George, age 43, has been a director of Indiana Energy or the Company since 1990. Mr. George is President and a director of Indianapolis Motor Speedway Corporation, an auto racing company. Mr. George is also President and a director of Hulman & Company, a manufacturer and distributor of baking powder, and a director of First Financial Corporation.

     Robert L. Koch II, age 64, has been a director of SIGECO, SIGCORP, or the Company since 1986. As Chair of the Nominating and Corporate Governance Committee of the Company's board, Mr. Koch is also the Lead director among the non-management board members. Mr. Koch is President and Chief Executive Officer of Koch Enterprises, Inc., a holding company comprised of worldwide subsidiaries that produce aluminum die castings, industrial painting systems, structural adhesives and distribute heating and air conditioning equipment and hydraulic and pneumatic equipment. Mr. Koch is also a director of Fifth Third Bancorp.

      The board of directors recommends a vote "FOR" all nominees for Class III director.

Class I Directors--Term expiring 2004

     John D. Engelbrecht, age 51, has been a director of SIGCORP or the Company since 1996. Mr. Engelbrecht is President and Chief Executive Officer of South Central Communications Corp., owner and operator of radio and television stations in Indiana, Kentucky and Tennessee, and MUZAK franchises in 14 U.S. cities.

     William G. Mays, age 57, has been a director of Indiana Energy or the Company since 1998. Mr. Mays is President and Chief Executive Officer of Mays Chemical Company, Inc., an Indianapolis, Indiana based chemical distribution company. Mr. Mays is also a director of Anthem, Inc.

      J. Timothy McGinley, age 62, has been a director of Indiana Energy or the Company since January 1999. Mr. McGinley is Managing Partner and principal owner of House Investments, Inc., a real estate investment company. He is also a director of Waterfield Mortgage Corporation and he is the Chairman of the Board of Trustees of Purdue University.

     Richard P. Rechter, age 63, has been a director of Indiana Gas, Indiana Energy, or the Company since 1984. Mr. Rechter is a director and Chairman of Rogers Group, Inc., a company providing crushed stone, sand and gravel, asphalt, highway construction, concrete masonry and construction materials recycling. Mr. Rechter is also a director of Monroe Bank and Monroe Bancorp.

Class II Directors--Term expiring 2005

      L. A. Ferger, age 68, has been a director of Indiana Gas, Indiana Energy, or the Company since 1984. From October 1997 through June 1, 1999, Mr. Ferger served as Chairman and Chief Executive Officer of Indiana Energy and Indiana Gas. Prior to that time and since January 1996, Mr. Ferger served as Chairman, President and Chief Executive Officer of Indiana Energy and Indiana Gas; and prior to that time and since 1987, Mr. Ferger was President and Chief Executive Officer of Indiana Energy and Indiana Gas.

     Ronald G. Reherman, age 67, has been a director of SIGECO, SIGCORP, or the Company since 1985. From January 1996 through March 2000, Mr. Reherman served as Chairman, President, and Chief Executive Officer of SIGCORP. From September 1997 through March 2000, Mr. Reherman also served as Chairman of SIGECO. Prior to that time and since 1991, Mr. Reherman served as Chairman, President and Chief Executive Officer of SIGECO. Mr. Reherman is also a director of Integra Bank Corporation.

     Richard W. Shymanski, age 66, has been a director of SIGECO, SIGCORP, or the Company since 1989. Mr. Shymanski is a consultant to the Private Client Group of Fifth Third Bank. He is also the retired Chairman and Chief Executive Officer of Harding, Shymanski & Co., P.C., Certified Public Accountants and consultants, in Evansville, Indiana.

     Jean L. Wojtowicz, age 45, has been a director of Indiana Energy or the Company since 1996. Ms. Wojtowicz is President and founder of Cambridge Capital Management Corp., a consulting and venture capital firm.

                            OTHER EXECUTIVE OFFICERS

     Other executive officers of the Company are Andrew E. Goebel, age 55, Jerome A. Benkert, Jr., age 44, Carl L. Chapman, age 47, and Ronald E. Christian, age 45.

      Mr. Goebel has served as President and Chief Operating Officer of the Company since March 2000. Prior to that time and since April 1999, Mr. Goebel was President and Chief Operating Officer of SIGCORP. From September 1997 through April 1999, Mr. Goebel served as Executive Vice President of SIGCORP; and prior to that time and since 1996, he served as Secretary and Treasurer of SIGCORP. Mr. Goebel is a director of Vectren Corporation, Vectren Utility Holdings, Vectren Capital, and Vectren Enterprises. Mr. Goebel is retiring from the Company effective April 30, 2003.

      Mr. Benkert has served as Executive Vice President and Chief Financial Officer of the Company since March 2000 and as Treasurer of the Company from October 2001 to March 31, 2002. Mr. Benkert has also served as director of Indiana Gas, SIGECO and VUHI since March 31, 2000. Prior to March 31, 2000 and since October 1, 1997, he was Executive Vice President and Chief Operating Officer of Indiana Energy's administrative services company. Mr. Benkert has served as Controller and Vice President of Indiana Gas. Mr. Benkert served as Assistant Treasurer for Indiana Gas from January 1, 1991 to October 1, 1993. Mr. Benkert served as Chief Accountant, Secretary/Treasurer and was a member of the board of directors of Richmond Gas Corporation from February 1, 1986 to January 1, 1991.

     On March 31, 2000, Mr. Chapman was elected Executive Vice President of the Company and President of Vectren Enterprises, Inc. Prior to March 31, 2000 and since 1999, Mr. Chapman served as Executive Vice President and Chief Financial Officer of Indiana Energy. From October 1, 1997 to June, 2002, Mr. Chapman served as President of IGC Energy, Inc., which has been renamed Vectren Energy Marketing and Services, Inc.("VEMS"). Mr. Chapman served as President of ProLiance Energy, LLC ("ProLiance"), a gas supply and energy marketing joint venture partially owned by VEMS, an indirect, wholly-owned subsidiary of the Company, from March 15, 1996, until April 30, 1998. Currently, Mr. Chapman is the Chairman of ProLiance. From 1995 until March 15, 1996, he was Senior Vice President of Corporate Development for Indiana Gas. Prior to 1995 and since 1987, he was Vice President of Planning for Indiana Gas.

     On March 31, 2000, Mr. Christian was elected Senior Vice President, General Counsel and Secretary of the Company. Mr. Christian has also served as director of Indiana Gas, SIGECO and VUHI since March 31, 2000. Prior to March 31, 2000, and since 1999, he was Vice President and General Counsel of Indiana Energy, Inc. From July of 1998 to July of 1999, Mr. Christian served as Vice President, General Counsel and Secretary of Michigan Consolidated Gas Company. Mr. Christian served as General Counsel and Secretary of Indiana Energy, Inc. from 1993 to 1998. Prior to 1993 and since 1988, Mr. Christian was employed as counsel for the Company.

           COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth the number of shares of common stock of the Company beneficially owned by the directors, the Chief Executive Officer, the four additional named executive officers, and all directors and executive officers as a group, as of March 3, 2003. Except as otherwise indicated, each individual has sole voting and investment power with respect to the shares listed below.

                                                              Shares Owned
Name of Individuals or Identity of Group                    Beneficially (1)
----------------------------------------                    ----------------
John M. Dunn                                                 11,842(2)(3)(4)
Niel C. Ellerbrook                                          210,837(2)(3)(6)(8)
John D. Engelbrecht                                          13,602(3)(4)
L. A. Ferger                                                152,270(4)(7)
Anton H. George                                           2,594,690(1)(4)(5)
Andrew E. Goebel                                            187,976(2)(3)(6)(8)
Robert L. Koch II                                            12,663(2)(3)(4)
William G. Mays                                               9,225(4)
J. Timothy McGinley                                          17,830(2)(4)
Richard P. Rechter                                           20,341(2)(4)
Ronald G. Reherman                                          159,257(3)(4)(9)
Richard W. Shymanski                                         22,410(3)(4)
Jean L. Wojtowicz                                             9,343(2)(4)
Jerome A. Benkert, Jr.                                       49,243(2)(6)(8)
Carl L. Chapman                                              75,850(2)(6)(8)
Ronald E. Christian                                          48,253(2)(6)(8)
All Directors and Executive Officers as a
  Group (16 Persons)                                      3,595,632(1)

----------
(1) Except for Anton H. George, no director or executive officer owned beneficially as of March 3, 2003, more than .31 percent of common stock of the Company. Excluding Anton H. George, all directors and executive officers owned beneficially an aggregate of 1,000,942 shares or 1.47 percent of Common Stock of the Company. The beneficial ownership by Anton
     H. George of 2,594,690 shares or 3.81 percent of Common Stock of the Company is discussed below in footnote (5).

(2) This amount does not include derivative securities held under the Company's Non-Qualified Deferred Compensation Plan. These derivative securities are in the form of phantom stock units which are valued as if they were Company Common Stock. The amounts shown for the following individuals include the following amounts of phantom units:


Name of Individuals or Identity of Group                    Phantom Stock Units
----------------------------------------                    -------------------
John M. Dunn                                                              5,922
Niel C. Ellerbrook                                                       53,837
Andrew E. Goebel                                                          2,654
Robert L. Koch II                                                         6,101
J. Timothy McGinley                                                       1,695
Richard P. Rechter                                                       15,247
Jean L. Wojtowicz                                                         4,463
Jerome A. Benkert, Jr.                                                   16,436
Carl L. Chapman                                                          29,826
Ronald E. Christian                                                      27,511
All Directors and Executive Officers as a Group (10 Persons)            163,692

(3) Includes shares held by spouse, jointly with spouse or as custodian for a minor.
(4) Includes shares granted to non-employee directors under the Company's Directors Restricted Stock Plan and At-Risk Compensation Plan, which are subject to certain transferability restrictions and forfeiture provisions.

(5) Of the 2,594,690 shares, Mr. George has both voting and investment power with respect to 15,052 shares. Also included in this number are 6,589 shares, which he has the right to acquire as of May 3, 2003, or within sixty (60) days thereafter, under the Vectren Corporation At-Risk Compensation Plan. Regarding the balance, he has either voting or investment power in his capacity as a member of the shareowner's board of directors, charitable donations committee, or board of managers. Mr. George disclaims beneficial interest in these shares.

(6) Includes shares granted to executives under the Company's Executive Restricted Stock Plan and a restricted stock award granted to certain executives on January 1, 2003 under the Company's At-Risk Compensation Plan. These shares are subject to certain transferability restrictions and forfeiture provisions.

(7) Includes 144,053 shares held in a family partnership, in which Mr. Ferger is a general partner and owns limited partnership interests.

(8) Includes shares which the named individual has the right to acquire as of March 3, 2003, or within sixty (60) days thereafter, under the Vectren Corporation Stock Option Plan (formerly SIGCORP, Inc. Stock Option Plan) or the Company's At-Risk Compensation Plan.

(9) As of March 3, 2003, Mr. Reherman had the right to acquire 133,193 shares under the Vectren Corporation Stock Option Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Andrew E. Goebel is President and Chief Operating Officer of the Company. During 2002, Hasgoe Cleaning Systems, a cleaning company owned by Mr. Goebel's brother's family, performed certain cleaning services for the Company and certain of its subsidiaries and is expected to perform such services in 2003. During 2002, the cost of such services was $221,745, which the Company believes to be a fair and reasonable price for the services rendered.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

      The board of directors of the Company had eight (8) meetings during the last fiscal year. No member attended fewer than 75 percent of the aggregate of board meetings and meetings of the respective committees of the board of which they are members.

      The members of the Company's board of directors are elected to various committees. The standing committees of the board are: the Executive Committee, the Audit Committee, the Compensation and Benefits Committee, the Corporate Affairs Committee, and the Nominating and Corporate Governance Committee.

     The members of the Executive Committee are Niel C. Ellerbrook, Chair, Andrew E. Goebel, John D. Engelbrecht, Anton H. George, Robert L. Koch II and Jean L. Wojtowicz. The Executive Committee acts on behalf of the board of directors of the Company when the board is not in session, except on those matters which require action of the full board of directors. The Executive Committee developed a charter to govern its operations; that charter is attached to this proxy statement as Appendix F. The Executive Committee meets as required. There was one (1) meeting of the committee during the past fiscal year.

     The members of the Audit Committee are J. Timothy McGinley, Chair, John M. Dunn, John D. Engelbrecht, L. A. Ferger, and Anton H. George. Membership on the committee is restricted to non-employee members of the board of directors. The functions of the Audit Committee are described under "Report of the Audit Committee" below. There were eight (8) meetings of the committee during the past fiscal year.

     The members of the Compensation and Benefits Committee are Jean L. Wojtowicz, Chair, Robert L. Koch II, J. Timothy McGinley, Richard P. Rechter, and Richard W. Shymanski. Membership on the committee is restricted to non-employee members of the board of directors. The functions of the committee are described under "Report of the Compensation and Benefits Committee" below. There were three (3) meetings of the committee during the past fiscal year.

     The members of the Corporate Affairs Committee are Richard W. Shymanski, Chair, John M. Dunn, L. A. Ferger, William G. Mays, Richard P. Rechter and Ronald G. Reherman. None of the members is an officer or employee of the Company. The functions of the committee are described under "Report of the Corporate Affairs Committee" below. There were two (2) meetings of the committee during the past fiscal year.

     The members of the Nominating and Corporate Governance Committee are Robert
L. Koch II, Chair, Anton H. George, William G. Mays, J. Timothy McGinley, and Richard W. Shymanski. As Chair of the committee, Mr. Koch is also the Company's Lead non-management Director. Membership on the committee is restricted to non-employee members of the board of directors. The functions of the committee are described under "Report of the Nominating and Corporate Governance Committee" below. There were three (3) meetings of the committee during the past fiscal year.

                              DIRECTOR COMPENSATION

      As more fully discussed in the Report of the Nominating and Corporate Governance Committee, which begins at page 8, the establishment of compensation for non-management directors is part of the responsibilities of that committee. The philosophy for the compensation decisions are discussed in that report.

      Non-employee directors of the Company receive a cash retainer of $20,000 per year for service on the board. The fees are paid in the form of a monthly retainer of $1,666.66. Committee Chairs receive a cash retainer of $2,000 per year, which is paid in the form of a monthly retainer of $166.66.

      Non-employee directors also receive a fee of $1,000 for each Company board meeting attended. Each non-employee member of a committee of the board is paid a fee of $1,000 for each meeting of the committee attended, and each non-employee Chair of a committee is paid an additional fee of $500 for each meeting attended.

     On May 1, 2002, each non-employee member of the board received a grant of 307 shares of restricted stock under the Vectren Corporation Directors Restricted Stock Plan (formerly the Indiana Energy, Inc. Directors Restricted Stock Plan). As more fully discussed in the Report of the Nominating and Corporate Governance Committee, on October 1, 2002, each non-employee member of the board received an additional grant of 500 shares of restricted stock under the Company's At-Risk Compensation Plan. The terms of both of those grants provide that, subject to certain limited exceptions, the restrictions will lift on May 1, 2003. At that time, if the director continues serving on the board he or she will receive the shares without restrictions. As part of the total compensation provided to non-employee directors, a similar sized grant will be made on May 1, 2003.

      On May 1, 2002, each non-employee member of the board also received a grant of 1,384 options to acquire one share of the Company's Common Stock for each option. The options were issued under the Company's At-Risk Compensation Plan. On October 1, 2002, each director also received an additional grant of 2,400 stock options under the At-Risk Compensation Plan, and the terms of the grants mirror the terms of the grants made on May 1, 2002. The terms of those grants provide that, subject to certain limited exceptions, the options will vest on May 1, 2003 and will be exercisable until May 1, 2012. If non-employee directors continue serving on the board, as part of the total compensation provided to non-employee directors, a similar sized grant will be made on May 1, 2003.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors, and persons who own more than 10 percent of the Company's common stock to file reports of ownership and changes in ownership concerning the common stock with the Securities and Exchange Commission, and to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company's review of the Section 16(a) filings that the Company has received, the Company believes that with one exception, which is described in the following paragraph, all filings required to be made under Section 16(a) during 2002 were timely made.

      The Company, which prepares these reports on behalf of its insiders, discovered in June of 2002 that it had inadvertently understated the ownership of John D. Engelbrecht by 100 shares of Common Stock. These shares of Common Stock were inherited by Mr. Engelbrecht's spouse and he disclaims beneficial ownership in those shares. This error has been corrected and Mr. Engelbrecht's common stock holdings are accurately reflected on his most recent SEC filing.

                            REPORT OF THE NOMINATING
                       AND CORPORATE GOVERNANCE COMMITTEE

      The Nominating and Corporate Governance committee ("Governance committee") is primarily responsible for corporate governance matters affecting the Company and its subsidiaries. The Governance committee has five (5) members and is composed entirely of non-employee directors. The Governance committee met three
(3) times during the past fiscal year.

A. Scope of Responsibilities
      Established in February 2002, the Governance committee has several significant responsibilities, including:

     o Identifying and selecting qualified nominees for election to the board;

     o    Evaluating the renomination of existing members of the board;

     o Establishing qualification criteria for service as a member of the board, including "independence;"

     o Serving as a conduit for shareholders to communicate with the non-employee members of the board regarding nominees and other matters affecting Company business;

     o Formulating recommendations concerning the composition, organization and functions of the board and its committees;

     o    Establishing compensation for non-employee members of the board;

     o Monitoring the effectiveness and functioning of the board and its various committees;

     o Periodically reviewing the performance of the Chief Executive Officer and Chairman;

     o Approving management participation on compensated third party boards of directors; and

     o Monitoring other corporate governance matters, including periodically reviewing the Company's Shareholder Rights Agreement, Code of By-Laws and Articles of Incorporation as they relate to corporate governance.

B. 2002 Accomplishments

      While newly created in 2002, the Governance committee achieved several accomplishments in its first year. Its first act was to assist the full board in formally delineating the responsibilities for each of the other board committees. That action was memorialized in an amendment to the Company's Code of By-Laws in April of 2002. By design, there is at least one member of the Governance committee on each of the other committees of the board, and those persons serve as liaisons to the other committees with respect to corporate governance matters.

      Throughout the year, the Governance committee gathered and assessed information, as well as monitored events, relating to corporate governance. With the enactment of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") and the recommendation of significant changes for listed companies by the New York Stock Exchange ("NYSE"), the Governance committee has had much to consider. Throughout the year the Governance committee evaluated these events and assessed their impact on the Company. This effort is ongoing.

      Based upon its assessment of corporate governance matters, the Governance committee developed and recommended an initial set of corporate governance principles applicable to the full board. The principles have been approved by the full board and are attached to this proxy statement as Appendix A. In addition, the Governance committee developed a charter to govern its operations; that charter is attached to this proxy statement as Appendix B. The Governance committee also oversaw the development of charters by the other board committees which are attached as Appendices C through F. Each of the charters has been approved by the full board. The Governance committee anticipates that the corporate governance principles and each of the committee charters may change over time in order to continuously reflect enhanced corporate governance practices.

      The Governance committee also determined that it would be appropriate to curtain the authority of the Executive committee to act only in accordance with a specific delegation from the full board, or, subject to statutory limitations, when it is impracticable for a quorum of the full board to act. That curtailment has been reflected in the Executive committee's charter, which is attached as Appendix F. Since its inception, the Executive committee has primarily served as a financing committee, discharging the full board's directives in connection with Company financing transactions. In addition to the statutory limitations on actions by board committees, these further limitations will ensure that whenever practicable the full board will directly participate in all board level decision making.

      The Governance committee conducted an informational inquiry with respect to each board member's relationship with the Company and its subsidiaries. The initiation of this effort was in furtherance of the Governance committee's establishment of independence standards for the board, which are required to be prepared under the corporate governance principles. The Governance committee is still deliberating with respect to the standards for independence to be adopted for the full board, and this process is expected to be brought to closure in the first half of 2003.

      The Governance committee recommended to the full board that executive sessions, where management is excluded, be conducted at board and committee meetings. This recommendation was accepted and implemented during the year. The provision has been made in the corporate governance principles and committee charters to ensure that executive sessions are conducted.

      The Governance committee recommended to the full board the realignment of the members of the board on the various board committees. As part of this recommendation, which was accepted, the Governance committee also provided for the rotation of committee Chairs.

      The Governance committee established and implemented a board evaluation process pursuant to which the board critiqued its performance. The evaluation results were shared with the full board and responsive actions are being implemented as a result of that process.

      The Governance committee established and implemented a succession planning process regarding the Chief Executive Officer position. With assistance from an independent consultant retained by the Company, internal candidates were identified and, based upon testing and other analyses performed by the consultant, the candidates are undergoing developmental training with respect to this opportunity. While neither the Governance committee nor the full board expect or desire Mr. Ellerbrook to leave his position, the continuation of the development of these candidates will occur under the oversight of the Governance committee.

      The Governance committee recommended to the board that a Lead director position be established. The responsibilities of the Lead director are set forth in the corporate governance principles, which also provide that the Chair of the Governance committee is to serve as the Lead director. In February of 2003, Robert L. Koch II, the Chair of the Governance committee, was elected Lead director by the full board.

      Formal board development activities were established and implemented. In late October and early November, the board conducted a multi-day development session where they heard from various professionals with respect to important issues affecting the Company, including issues relating to accounting, credit quality, corporate governance and energy regulation.

      The full board amended the Vectren Corporation At-Risk Compensation Plan to provide for the Governance committee to act as the plan administrator with respect to compensation for non-employee members of the board. With assistance from an independent compensation consultant, the Governance committee conducted an evaluation of the continuing market competitiveness of the non-employee board members' compensation. As a result of this effort, it was determined that this compensation, which had been established in early 2000, at the time of the merger creating the Company, was no longer market competitive and, as a result, it was adjusted by providing for additional grants of stock options and restricted stock. These new grant levels will be used in the future.

      A framework was established for shareholders to communicate directly with the non-employee members of the board regarding Company business. At page iii of the proxy statement, information is provided to enable shareholders to directly contact the Lead director and the Chair of the Audit Committee.

      Finally, in connection with the 2003 Annual Meeting, employing the qualification criteria set forth in the corporate governance guidelines, the Governance committee evaluated the board nominees who are standing for reelection. As a result of that process, and with Messrs. George and Koch recusing themselves, the Governance committee concluded that the full board should recommend to the shareholders that the four existing directors whose terms are expiring at this meeting be reelected.

C. Commitment
      The Governance committee is committed to ensuring that the Company implements and follows corporate governance principles that are in furtherance of the interests of the Company's stakeholders. The Governance committee anticipates meeting throughout 2003 to continue to enhance the Company's corporate governance principles, which are expected to evolve coincident with the ongoing changes being implemented by the Securities and Exchange Commission under Sarbanes-Oxley and the NYSE as part of its oversight of listed companies.

                                Nominating and Corporate Governance Committee

                                Robert L. Koch II, Chair
                                Anton H. George
                                William G. Mays
                                J. Timothy McGinley
                                Richard W. Shymanski

                    REPORT OF THE CORPORATE AFFAIRS COMMITTEE

      The Corporate Affairs committee is primarily responsible for ensuring the discharge of the board's duties relating to the Company's policies, practices and procedures as a responsible corporate citizen. The Corporate Affairs committee consists of six (6) members and is composed entirely of non-employee directors. The Corporate Affairs committee met twice during the last fiscal year.

A. Scope of Responsibilities

      The Corporate Affairs committee has been in existence since the time of the merger creating the Company. It was formerly known as the Public and Environmental Affairs committee. In April of 2002, the name was changed and the scope of responsibilities was expanded to include other areas relating to the Company's role as a responsible corporate citizen. Those responsibilities are set forth in a charter that has been adopted by the Corporate Affairs committee and which is attached to this proxy statement as Appendix C. The responsibilities include:

     o Overseeing policies, practices and procedures relating to business practices, including compliance with applicable laws and regulations;

     o Overseeing policies, practices and procedures relating to public communications with key stakeholders, other than the financial community;

     o Overseeing policies, practices and procedures relating to community relations, including charitable contributions and community affairs;

     o Overseeing policies, practices and procedures relating to customer relations, including customer satisfaction and quality of customer service;

     o Overseeing policies, practices and procedures relating to employer practices and procedures, including the o Company's objective of being an employer of choice, the attainment of workforce diversity, and compliance with employment related laws, regulations and policies; and

     o Overseeing policies, practices and procedures relating to environmental compliance and stewardship, including adherence to environment related laws and regulations.

B. 2002 Accomplishments

      With its expanded scope of responsibilities in 2002, the Corporate Affairs committee considered several matters during the year. A number of presentations from management were provided regarding customer satisfaction. As part of this process, the measures employed for determining customer satisfaction were extensively discussed and, as a result, improvements were considered and implemented. These measures are also used by the Compensation and Benefits committee ("Compensation committee") as one of the performance metrics for establishing annual at-risk payment awards under the Vectren Corporation At-Risk Compensation Plan ("At-Risk Plan").

      Safety performance by the Company's subsidiaries was monitored. Considerable attention was given to the types of safety issues that arise in operations, as well as efforts that can and should be implemented to minimize workplace accidents and injuries. Safety performance is also used by the Compensation committee as a metric in establishing annual at-risk payment awards under the At-Risk Plan.

      The Company's ongoing efforts to enhance the diversity of its workforce was considered by the Corporate Affairs committee. As part of this effort, both the strategic implications and benefits of pursuing diversity at the Company were considered.

      The overall satisfaction of the Company's employees was considered. The Corporate Affairs committee evaluated an employee satisfaction survey conducted by the Company and considered the results and response of management in light of the objective to be an employer of choice.

      Reports were provided by management with respect to the Company's community relations efforts, which are predicated on foundation/sponsorship contributions, leadership contributions and public relations. The Corporate Affairs committee provided management with guidance regarding these matters.

      Environmental compliance and stewardship are an important focus for the Corporate Affairs committee. Under the charter, these matters must be addressed at every Corporate Affairs committee meeting.

      Reports were provided by legal counsel regarding litigation affecting the Company and its subsidiaries. Those reports included environmental compliance and employment litigation matters.

      With assistance from the Human Resources department of the Company, the Corporate Affairs committee considered enterprise-wide succession planning, including the performance management model that has been developed and implemented by the Company.

      The Corporate Affairs committee reviewed and considered the Company's practices with respect to acquiring gas supply for its natural gas distribution operations.

      Finally, legislative matters that are of interest to the Company at the federal level, as well as in Indiana and Ohio were reviewed and considered.

C. Commitment

      The Corporate Affairs committee is committed to ensuring that the Company conducts its operations consistent with being a good corporate citizen. The Corporate Affairs committee anticipates meeting at least twice in 2003 to continue to focus on the matters set forth in its charter, and, as necessary or appropriate, the Corporate Affairs committee will revise its charter to discharge its responsibilities.

                                            Corporate Affairs Committee

                                            Richard W. Shymanski, Chair
                                            John M. Dunn
                                            L. A. Ferger
                                            William G. Mays
                                            Richard P. Rechter
                                            Ronald G. Reherman

                          REPORT OF THE AUDIT COMMITTEE

      The Audit committee oversees the Company's financial reporting process on behalf of the full board. The Audit committee consists of five members, all of whom are independent from the Company and the Company's management in accordance with the New York Stock Exchange's ("NYSE") currently effective listing requirements. The Audit committee met eight (8) times during the past fiscal year.

A. Scope of Responsibilities
      The Audit committee operates under a written Audit Committee Charter, which was recently updated to reflect requirements imposed by the Securities and Exchange Commission ("SEC") and proposed by the NYSE.

That charter is attached to this proxy statement as Appendix D. The Audit committee's responsibilities include the authority and the responsibility of:

     o  Selecting, evaluating, and replacing the independent accountants;

     o  Reviewing the scope, conduct, and results of audits performed;

     o Making inquiries as to the differences of views, if any, between such independent accountants and officers and o employees of the Company and subsidiaries with respect to the financial statements and records and accounting policies, principles, methods and systems;

     o Considering whether the provision by the independent accountants of services for the Company in addition to the annual audit examination is compatible with maintaining the independent accountants' independence; and

     o Reviewing the policies and guidelines of the Company and subsidiaries designed to ensure the proper use and accounting for corporate assets, and the activities of the Company's Internal Audit department.

B. 2002 Accomplishments

      The Audit committee had a high level of activity in 2002. Because of developments affecting Arthur Andersen, LLP ("Andersen"), the independent accountants for the Company since its inception, and, prior to that time, the independent accountants for the Company's two predecessor companies, early in the year the Audit committee monitored circumstances and events regarding whether Andersen should continue to serve as the independent accountants. While the Audit committee initially determined that Andersen should be reappointed as the independent accountants, it also concluded that the reappointment should be subject to ratification by the Company's shareholders. Following that determination, subsequent events affecting Andersen convinced the Audit committee to revisit its recommendation that Andersen be reappointed. On March 22, 2002, the Audit committee decided to discontinue the use of Andersen as the Company's independent accountants, upon the appointment of a replacement firm. Thereafter, the Audit committee began the process of selecting a replacement firm. The Audit committee then met with other independent accountants that were considered as potential replacements. As a result of that process, in early May of 2002, the Audit committee appointed Deloitte & Touche LLP as the Company's independent accountants.

      In fulfilling its oversight responsibilities, the Audit committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality and acceptability of the Company's financial reporting and disclosure controls.

      The Audit committee reviewed with the independent accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company's financial reporting and such other matters as are required to be discussed with the Audit committee under generally accepted auditing standards.

      In addition, the Audit committee has discussed with the independent accountants the accountants' independence from management and the Company, including the matters in the accountants' written disclosures required by the Independence Standards Board.

      The Audit committee also discussed with the Company's internal auditors and independent accountants the overall scope and plans for their respective audits. The Audit committee meets periodically with the internal auditors and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

     The Audit committee prepared a policy to govern when and under what circumstances the Company can engage its independent accountants to provide non-audit related services. The policy is in response to directives from the SEC with respect to ensuring independent accountants' independence from the Company. The policy was finalized and approved in February of 2003.

      As provided for in its charter, the Audit committee is responsible for establishing, reviewing and updating periodically a Code of Ethical Conduct ("Code") and ensuring that management has established a system to enforce this Code. This includes ensuring that the Code is in compliance with all applicable rules and regulations.

      The Audit committee reviews management's monitoring of the Company's compliance with the Code, and ensures that management has the proper review system in place to ensure that the Company's financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

C. Delineation of Responsibilities Between Management, the Independent Accountants and the Audit Committee

      Management is responsible for the Company's financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles.

      The Company's independent accountants are responsible for auditing the financial statements prepared by management.

      The Audit committee's responsibility is to monitor and review the processes performed by management and the independent accountants. It is not the Audit committee's duty or responsibility to conduct auditing or accounting reviews or procedures. The Audit committee members are not employees of the Company. Therefore, the Audit committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent accountants included in their report on the Company's financial statements. Furthermore, the Audit committee's considerations and discussions with management and the independent accountants do not assure that the Company's financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards or that the Company's independent accountants are in fact "independent."

D. 2002 Form 10-K

      In reliance on the reviews and discussions referred to above, the Audit committee recommended to the board of directors that the audited financial statements for 2000, 2001 and 2002 be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the SEC. A copy of the Company's 10-K is available without charge upon request. Send your request to:

                                               Attn:    Investor Relations
                                                        Vectren Corporation
                                                        P.O. Box 209
                                                        Evansville, IN 47702

E. Reappointment of Deloitte & Touche LLP

      The Audit committee considered and has recommended to the full board that Deloitte & Touche LLP be reappointed as the Company's independent accountants for fiscal year 2003. That recommendation calls for the reappointment to be subject to ratification by the shareholders of the Company at the 2003 Annual Meeting.

F. Commitment

      The Audit committee is committed to ensuring that the Company implements and follows necessary and appropriate financial reporting processes. The Audit committee anticipates meeting at least quarterly throughout 2003.

                                                    Audit Committee
                                                    J. Timothy McGinley, Chair
                                                    John M. Dunn
                                                    John D. Engelbrecht
                                                    L. A. Ferger
                                                    Anton H. George

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION
                REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE

      The Compensation and Benefits committee ("Compensation committee") is responsible for reviewing and approving all elements of the total compensation program for officers of the Company and certain of its subsidiaries and with respect to those officers serves as an administrator of the annual and long-term incentive plan, including the Company's At-Risk Compensation Plan (the "At-Risk Plan"). The Compensation committee is also responsible for monitoring the Company's executive compensation programs to ensure that they are aligned with the Company's business strategies and financial goals. The Compensation committee is composed entirely of non-employee directors. The Compensation committee has developed a charter to govern its operations, which is attached to this proxy statement as Appendix E.

A. Executive Compensation Policy

      The Company's total compensation program for officers includes base salaries, as well as annual incentive and long-term incentive opportunities under the At-Risk Plan. Currently, there are also outstanding grants of restricted stock that were made under the Vectren Corporation Executive Restricted Stock Plan ("Restricted Stock Plan") which is the former Indiana Energy, Inc. Executive Restricted Stock Plan. Those grants occurred prior to the adoption of the At-Risk Plan.

      The Compensation committee's primary objective is to achieve above-average performance by providing the opportunity to earn above-average total compensation (base salary, at-risk annual and long-term incentives) for above-average performance. Each element of total compensation is designed to work in concert. The total program is designed to attract, motivate, reward and retain the broad-based management talent required to serve customer, employee, and shareholder interests. The Company believes that the program also motivates the Company's officers to acquire and retain appropriate levels of stock ownership and is competitive with programs offered by comparable organizations of similar size. It is the opinion of the Compensation committee that the total compensation earned by Company officers in 2002 achieves these objectives and is fair and reasonable. Each aspect of the total compensation program is discussed in greater detail below.

B. Components of Executive Compensation

   Base Salary

      Individual salaries are set based on market comparisons to actual pay for comparable positions within the utility industry, and industry in general. In determining actual salaries, the Compensation committee takes into consideration individual performance, experience, potential, and changes in executive responsibilities.

Establishing industry-based salaries provides an objective standard by which to judge the reasonableness of the Company's salaries, maintains the Company's ability to compete for and retain qualified executives, and ensures that internal responsibilities are properly rewarded.

   Annual Incentive Compensation

      All of the Company's officers have a significant portion of their total compensation at risk. Participation in the annual incentive opportunity under the At-Risk Plan, which includes the Chief Executive Officer, is extended to those positions that play key roles in achieving annual financial and operating objectives. Annual incentive opportunities are also based on periodic reviews of prevailing practices for comparable positions among similar companies of comparable size. The potential incentive award is determined annually by non-employee directors and is based upon a percentage of each participant's base salary. During the past year, target annual incentive opportunities for executive officers, excluding the Chief Executive Officer, ranged from 25 to 55 percent of base salary.

      For 2002, under the At-Risk Plan, the Compensation committee established three performance metrics to be used for determining whether and to what extent annual incentive payments would be made to participants. The first metric was based upon the Company's achievement of specified earnings per share ("EPS") measures, as adjusted for normal weather. For 2002, excluding Mr. Ellerbrook, this metric represented 75 percent of the total annual incentive payment opportunity for three of the four executive officers. In the case of Mr. Chapman, this metric represented 60 percent of his total incentive payment opportunity, with the remaining 40 percent based upon the EPS of Vectren Enterprises, Inc. ("Enterprises"), the holding company for the Company's non-regulated business interests. The Compensation committee established three 2002 EPS measures for payments: threshold (zero payment); target; and maximum (two times target incentive). Linear interpolation was to be used for results between threshold, target and maximum. As a result of the Company's performance in 2002, the payment relating to Company EPS was at 86.7 percent of target. In the case of Mr. Chapman, because the EPS of Enterprises did not exceed threshold, there was no payment under the At-Risk Plan for this metric.

      The second metric was based upon achieving a specified level of safety performance during 2002 and, excluding Mr. Ellerbrook, represented 15 percent of the total annual incentive opportunity for the executive officers other than Mr. Chapman. This metric was designed to incent the minimization of OSHA recordable accidents at the Company and the Company's regulated subsidiaries. Similar to the EPS metric, the Compensation committee established achievement standards for 2002 OSHA Recordable Accidents: threshold; target; and maximum. Similar to the measurement used for the first metric, linear interpolation was used for results between threshold, target and maximum. In 2002, the actual number of OSHA recordable accidents resulted in a 137.5 percent of target payment with respect to this metric.

      The third metric was based upon achieving a specified level of customer satisfaction during 2002, and, excluding Mr. Ellerbrook, represented the remaining 10 percent of the total annual incentive opportunity for the executive officers other than Mr. Chapman. In 2002, the customer satisfaction performance resulted in a 120 percent of target payment with respect to this metric.

      The amounts payable under the At-Risk Plan for 2003 will be determined and paid early in 2004 and accordingly will be reflected in next year's proxy statement as part of calendar year 2003 compensation.

      In February of 2002, the Compensation committee established a separate compensation objective for Mr. Chapman that was to be measured based upon an assessment of the success of Mr. Chapman's then ongoing efforts relating to the resolution of certain identified issues arising from Vectren Communications Services, Inc.'s business. Following an assessment of the outcome of those efforts, in November 2002, Mr. Chapman was paid a bonus of $50,000, which was the maximum amount possible.

   Long-Term Incentive Compensation

      The purpose of the long-term incentive opportunity under the At-Risk Plan is to retain and motivate the Company's principal officers to increase their incentive to work toward the attainment of the Company's long- term growth and profit objectives. Under the plan, the Compensation committee determines the executive officers, as well as other principal officers, to whom grants will be made and the percentage of each officer's base salary to be used for determining the number of shares or options to be granted. Like the potential cash payment that may be received as the annual incentive opportunity under the At-Risk Plan, this component of total compensation is also performance driven and totally at risk.

      Prior to the adoption of the At-Risk Plan by the Company's shareholders in April 2001, in September of 2000 the board of directors determined that it was appropriate to grant to the executive officers, as well as other principal officers, restricted stock under the Restricted Stock Plan, which was originally approved by Indiana Energy's shareholders. It was adopted by the Company's board of directors as a Company plan concurrent with the effective date of the merger of Indiana Energy and SIGCORP in March of 2000. That September 2000 grant, which was effective as of October 1, 2000, provided as prescribed by the Restricted Stock Plan that, depending upon the Company's performance as measured using total shareholder return (stock price appreciation plus dividends) relative to the performance of its designated peer group, the grant could double, vest or be forfeited. The grant was subdivided into three segments, which had, respectively, performance measuring periods ending December 31, 2002, December 31, 2003 and December 31, 2004. At the end of December 31, 2002, the Company's performance placed it into the top quartile of its peer group and, as a result, one third of the grant was doubled. That grant is still subject to forfeiture since, subject to limited exceptions provided in the Restricted Stock Plan, i.e., death, retirement, the grant recipient must remain employed by the Company for an additional year to receive the shares on an unrestricted basis.

      Regarding the portion of the grant with measuring periods ending December 31, 2003 and December 31, 2004, the Compensation committee determined that in measuring the Company's performance relative to its peers, the concept of linear interpolation should be employed instead of the use of absolute quartiles. This action, which was taken in December of 2002, and subsequently ratified by the full board (excluding Messrs. Ellerbrook and Goebel), provides that if the Company's performance puts it below the 25th percentile relative to its peers, the grant is forfeited. Performance by the Company between the 25th and 90th percentile of the peer group can result in the grant ranging from 0.375 to two times. Performance by the Company at the 90th percentile and higher will result in the grant doubling. The Compensation committee concluded, based upon advice from its independent consultant, that this method is preferable to the use of the absolute quartile method, which relies upon measurement cliffs.

      In December of 2002, the Compensation committee met and decided to provide annual long-term compensation grants as part of executives' total compensation opportunity for service to be provided in 2003. The Compensation committee authorized grants of stock options as of January 1, 2003, at the market price on the first trading date after the date of grant to each of the Company's key employees. The award of options under the At-Risk Plan varied for each participant and was based upon market data that established the appropriate market level for those payouts consistent with the Executive Compensation Policy described above. The award was predicated upon a review of long-term market incentive compensation data as of December 2002, and provides that the options will vest 34 percent as of January 1, 2004, 33 percent as of January 1, 2005, and 33 percent as of January 1, 2006. The options have a term of ten years. The Compensation committee also authorized grants of restricted stock, the ultimate amount of which will be determined by the Company's performance relative to its peer group. Linear interpolation will be employed when performing that calculation, and performance versus the peer group which is below the 25th percentile will result in a complete forfeiture, while performance at the 90th percentile will result in a doubling of the grant.

     It is the opinion of the Compensation committee that the long-term plan meets the objective of providing executive officers, as well as other principal officers, with the appropriate long-term interest in maximizing shareholder value. A participant's increased level of equity in the Company is contingent upon the additional enhancement of shareholder value relative to the performance of the Company's common stock. In addition, the vesting restrictions provide an incentive for all plan participants to remain with the Company.

C. Chief Executive Officer Compensation

      The compensation of Niel C. Ellerbrook, Chairman and Chief Executive Officer, consists of the same components as for other executive officers, namely base salary, an at-risk payment under the annual incentive plan, and an at-risk long-term incentive.

      In establishing Mr. Ellerbrook's total compensation for 2002, the Compensation committee considered the total compensation of other Chief Executive Officers in comparable companies, the financial and business performance of the Company, and a subjective evaluation of the leadership role provided by Mr. Ellerbrook.

      Mr. Ellerbrook's base salary was established on the same basis as the other Company officers. This basis was described previously in this report.

      Mr. Ellerbrook's annual incentive opportunity and actual payment received for 2002 were established pursuant to the At-Risk Plan and was based upon the three metrics described in section B of this report--2002 EPS, Safety and Customer Satisfaction. With respect to 2002 EPS, which accounted for the vast majority of Mr. Ellerbrook's annual incentive opportunity, he received $314,600, which represented 86.7% of the target payment opportunity. Regarding Safety, he received a payment of $99,825, and with respect to Customer Satisfaction he received a payment of $58,080, which payments represented, respectively, 137.5% and 120% of the applicable target payment opportunities. The methods of measurements ensured the linkage of this aspect of Mr. Ellerbrook's compensation to the Company's financial performance, as well as the maintenance of a safe workplace and customer satisfaction. Mr. Ellerbrook was eligible to receive a target annual incentive opportunity of 80 percent of salary and a maximum annual incentive of 160 percent of salary.

      Mr. Ellerbrook's receipt of stock options under the At-Risk Plan is likewise directly linked to the Company's performance. Whether the options have value and, if so, in what amount, will depend upon the performance of the Company's common stock. Similarly, Mr. Ellerbrook's receipt of restricted stock has a direct correlation to the Company's performance relative to its peers.

      For the same reasons expressed above with respect to the conclusion regarding the appropriateness of the total compensation provided other executive officers, it is the opinion of the Compensation committee that Mr. Ellerbrook's total compensation is reasonable and appropriate.

D. Share Ownership

      The Company's share ownership policy requires officers and directors to meet share ownership targets. That policy was adopted in 2000 and it provides for a five year transition period for compliance. The Compensation committee expects the officers and directors to make ratable progress toward compliance each year. The program includes these key features:

     o Participants who are officers have a share ownership target based on a multiple of their base salary, ranging from two times base salary for certain participants to five times for Mr. Ellerbrook. As of the end of 2002, four of the o five named executive officers listed in the compensation table on page 20, already exceed the established ownership requirements.

     o Participants who are non-employee board members have a share ownership target of five times the annual retainer o amount of $20,000. As of the end of 2002, ten of the eleven non-employee board members already exceed the established ownership requirement.

     o As an incentive to maximize shareholder value, a participant may count toward his or her target the value of owned shares, including phantom units of Company stock in the Company's Non-Qualified Deferred Compensation Plan, the value of vested "in the money" stock options and the market value of restricted shares, with market value based on the market price of the Company's common shares.

E. Compensation Consultant, Termination Benefits Agreements And Deductibility Of Executive Compensation

      To assist the Compensation committee, the services of an independent compensation consultant are utilized. The consultant assists by evaluating the total compensation system relative to the compensation systems employed by comparable companies. The consultant also provides an additional measure of assurance that the system is a reasonable and appropriate means to achieve the Company's objectives.

      As described elsewhere under the heading "Employment And Termination Benefits Agreements," the Company has entered into employment agreements with each of the executive officers. These agreements do not affect in any manner the recommendations of the Compensation committee and the determinations by the non-employee members of the board with respect to the total compensation provided the executive officers.

      In 1993, Congress enacted Section 162(m) of the Internal Revenue Code ("Code"), applicable to the individual executives named in the Summary Compensation Table, that disallows corporate deductibility for "compensation" paid in excess of one million dollars unless the compensation is payable solely on achievement of an objective performance goal. The "At-Risk Compensation Plan" has been structured to satisfy the requirements of 162(m) of the Code. Consequently, the Compensation committee does not anticipate that in the future the compensation paid to executive officers in the form of base salaries and incentive compensation will be non-deductible under Section 162(m) of the Code.

F. Shareholder Proposals

      At the 2003 Annual Meeting there are two shareholder proposals that will be considered relating to the accounting treatment for stock options and the use of index-based stock options. Upon receipt of these proposals by the Company, they were referred to the Compensation committee, which evaluated each proposal, with assistance from its compensation consultant, and formulated responses that were recommended for approval by the full board. The recommended responses of the Compensation committee with respect to each proposal were accepted by the full board and are set forth on pages 30 and 32 of the proxy statement.

                                         Compensation and Benefits Committee

                                         Jean L. Wojtowicz, Chair
                                         Robert L. Koch II,
                                         J. Timothy McGinley
                                         Richard P. Rechter
                                         Richard W. Shymanski

                                  COMPENSATION

      The following tabulation shows for years 2000, 2001, and 2002 the compensation paid by the Company and its subsidiaries to each of the five most highly compensated executive officers of the Company and its subsidiaries in all capacities in which they serve.

                                     TABLE I

                           SUMMARY COMPENSATION TABLE

                 (a)                (b)      (c)        (d)        (e)          (g)       (h)        (i)
                                                                                         Long-term
                                                        Annual                          Compensation
                                                    Compensation                           Payouts
                                                   --------------                      --------------
                                                                   Other
                                                                   Annual
                                                                    Com-       Options    LTIP     All Other
                                                       Bonus ($)  pensation  (# Shares)  payouts  Compensation
   Name and Principal Position      Year  Salary ($)      (1)      ($)(2)        (3)      ($)(4)     ($)(5)
------------------------------      ----  ---------    --------   ---------  ---------   -------  ------------
Niel C. Ellerbrook                  2002    603,732     472,505     53,918     125,000       --       96,576
   Chairman and                     2001    548,847      77,000     51,903     230,000       --      120,278
   Chief Executive Officer          2000    470,873     583,357     19,063        --      496,433    399,126

Andrew E. Goebel                    2002    374,654     201,352     28,199      40,000       --       34,977
   President and                    2001    359,328      39,600     27,145     100,000       --       44,674
   Chief Operating Officer          2000    326,143     369,000      6,720        --         --       17,638

Carl L. Chapman                     2002    294,424     134,370     18,332      37,500       --       34,543
   Executive Vice President         2001    269,617      27,000     17,647      85,000       --       39,083
   President Vectren Enterprises    2000    244,437     226,326      7,098        --      218,066    220,132

Jerome A. Benkert Jr.               2002    274,425     120,811     13,857      37,500       --       29,850
   Executive Vice President and     2001    249,423      22,500     13,339      50,000       --       33,904
   Chief Financial Officer          2000    208,943     156,422      5,347        --      163,389    159,550

Ronald E. Christian                 2002    254,423      99,578     11,862      30,000       --       35,059
   Senior Vice-President, General   2001    229,616      18,400     11,419      50,000       --       36,330
   Counsel and Secretary            2000    204,670     153,910      3,857        --      135,352    101,718

------------
      Earnings are shown on a calendar year basis.
(1) The amounts shown in this column for 2002 and 2001 are exclusively payments under the Company's At-Risk Compensation Plan, which is discussed above in Part B, relating to "Annual Incentive Compensation," with the exception of Mr. Chapman. For Mr. Chapman, the 2002 bonus amount represents $84,370 compensation from the At-Risk Compensation Plan, and a separate $50,000 bonus approved by the Compensation and Benefits Committee for the successful resolution of business issues involving the Company's non-regulated business interests.

     The amounts shown in this column for 2000 include payments under the Company's Executive Annual Incentive Plan, Indiana Energy's Annual Management Incentive Plan (for Mr. Ellerbrook, Mr. Chapman, Mr. Benkert, and Mr. Christian), and the SIGCORP Corporate Performance Plan (for Mr. Goebel). Payments in 2000 attributable to the Company's Executive Annual Incentive Plan for the performance period of April 1 to December 1, 2000 (Mr. Ellerbrook, $489,000; Mr. Goebel, $232,000; Mr. Chapman, $178,000; Mr.
     Benkert, $125,000; and Mr. Christian, $120,000). Also, at the close of the merger of Indiana Energy and SIGCORP into the Company on March 31, 2000, the existing annual incentive programs of the two companies were terminated and a "stub year" payout was made based on the portion of the performance cycle that had passed. For Indiana Energy, a prorated payout for six months, October 1, 1999 to March 31, 2000 was made. For Mr. Ellerbrook ($94,357), Mr. Chapman ($48,326), Mr. Benkert ($31,422), and Mr. Christian
     ($33,910), these bonus payments are included in year 2000 in the table. For the SIGCORP Performance Plan, a prorated payout for three months, January 1, 2000 to March 31, 2000 was made. For Mr. Goebel, this stub year bonus was $29,500. Also included in 2000 for Mr. Goebel, ($107,500) is the payment attributable to SIGCORP's performance for the period January 1 to December 31, 1999.

(2) The amounts shown in this column are dividends paid on restricted shares issued under the Vectren Corporation Executive Restricted Stock Plan (formerly the Indiana Energy Executive Restricted Stock Plan), which was adopted by the Company on March 31, 2000. No restricted shares were issued to executives in 2001 and 2002. Mr. Goebel did not participate in the Stock Plan prior to March 31, 2000.

(3) The options shown were issued under the Company's At-Risk Compensation Plan. For further information, see the discussion above in Part B relating to "Long-term Incentive Compensation," and Part C of the Compensation and Benefits Committee Report.

(4) The amounts shown in this column represent the value of shares issued under the Vectren Corporation Restricted Stock Plan and for which restrictions were lifted in each year. At the time of the merger, Indiana Energy executives had restricted stock performance grants relating to open performance measurement periods. (Under normal circumstances, at the close of each performance cycle, Indiana Energy's Total Shareholder Return would have been compared to a peer group and the number of restricted shares granted would have been adjusted in accordance with the plan.) The Board concluded that it would be difficult, if not inappropriate, to use Vectren's performance to make adjustments to the prior grants. Based upon the frequency of past performance grants, the Board awarded 75 percent of the present value of the potential performance grants. The value of these grants is included in the 2000 row. Grants related to this closing cycle are: Mr. Ellerbrook--10,758 shares, $213,493; Mr. Chapman--4,926 shares, $97,756; Mr. Benkert--3,828 shares, $75,967, Mr. Christian--2,674 shares,
     $53,066. The balance of the value in the 2000 row reflects stock from other grant cycles for which restrictions were lifted in 2000 coincident with the consummation of the merger.

(5) The amount shown in this column represents several compensation elements.

     a) Relocation--As a result of the Vectren merger, many employees of Indiana Energy were asked to move to Evansville, Indiana, the new headquarters of Vectren Corporation. As part of a relocation program, relocating employees were offered a "relocation bonus" equal to 25 percent of their annual base salary and other allowances related to the move. Of the five officers discussed in this section, four relocated and, therefore, received income related to relocation: Mr. Ellerbrook--$204,797, Mr. Chapman--$114,919, Mr. Benkert--$86,817, Mr.
          Christian--$79,394. These payments were made in year 2000.

     b) Change-in-Control Walk-Away Provisions--Several Indiana Energy officers had change-in-control agreements at the time of the merger. These agreements contained "walk-away" provisions that would have allowed officers to exercise their agreements anytime within a thirteen-month period following the close of the Vectren merger. The Board felt it was important to maintain the continuity of the officer group through the merger process and asked that all change-in-control agreements be terminated at the close of the merger and new agreements be put in place. Recognizing the value of the walk-away provision, the Board felt that officers should be compensated for losing the right to exercise the provision. A settlement equal to 25 percent of the officers' annual base salary was made. Of the five officers discussed in this section, three received these settlements: Mr. Ellerbrook--$122,500, Mr. Chapman--$62,500, Mr. Benkert--$55,000.
          These amounts were paid in 2000.

     c)   For Mr.  Ellerbrook,  Mr. Chapman,  Mr. Benkert,  Mr.  Christian,  the
          balance of this column reflects Company contributions to the retirement savings plan (Ellerbrook: 2002--$11,500, 2001--$10,031,
          2000--$10,200; Chapman: 2002--$11,500,  2001--$10,200,  2000--$10,200;
          Benkert:  2002--$11,500,   2001--$10,200,   2000--$10,200;  Christian:
          2002--$10,137,   2001--$8,367,   2000--$9,911)  the  dollar  value  of
          insurance premiums paid by, or on behalf of, the Company and its subsidiaries with respect to split-dollar life insurance for the benefit of executive officers (Ellerbrook: 2002--$48,445, 2001--$47,444, 2000--$24,496; Chapman: 2002--$11,430, 2001--$11,101,
          2000--$8,880;  Benkert:  2002--$7,784,   2001--$7,549,   2000--$4,705;
          Christian: 2002--$13,023,  2001--$12,793, 2000-- $10,255), credits for flexible spending accounts, wellness, and perfect attendance (Ellerbrook: 2000--$75; Chapman: 2000--$150; Benkert: 2000--$196;
          Christian: 2000--$125), deferred compensation contributions to restore employer contributions to the Company Retirement Savings Plan (Ellerbrook: 2002--$29,344, 2001--$52,240, 2000--$18,174; Chapman:
          2002--$10,785,  2001--$16,657,  2000--$4,507;  Benkert:  2002--$6,316,
          2001--$12,265,  2000--$2,632; Christian: 2002--$4,869,  2001--$12,610,
          2000--$2,033),   reimbursement   for  taxable  expenses   (Ellerbrook:
          2002--$7,287,   2001--$10,563,   2000--$12,884;  Chapman:  2002--$828,
          2001--$1,125,   2000--$18,977;  Benkert:  2002--$4,250,  2001--$3,890;
          Christian:   2002--$7,030,   2001--$2,560),   and  non-cash   earnings
          (Ellerbrook: 2000--$6,000).

     d) For Mr. Goebel, this column contains income related to reimbursement for taxable expenses (2002--$10,122, 2001--$9,195, 2000--$954),
          imputed   earnings  from  automobile   usage   (2000--$961),   Company
          contributions to the retirement savings plan (2002--$11,500, 2001--$10,200, 2000--$10,184), and deferred compensation contributions to restore employer contributions to the Company Retirement Savings Plan (2002--$13,355, 2001--$25,280). In addition, at the close of the merger, officers coming from SIGCORP were no longer furnished with company automobiles (Indiana Energy executives were not furnished with company automobiles). As a result of the termination of this perquisite, Mr. Goebel was given a one-time automobile buyout of $5,538, paid in 2000.

                                   TABLE II

                 OPTION/STOCK APPRECIATION RIGHTS ("SAR") GRANTS
                               IN LAST FISCAL YEAR
                                INDIVIDUAL GRANTS

                           Number of       % of Total
                           Securities       Options/
                           Underlying         SARs
                            Options/       Granted to     Exercise or                Grant Date
                              SARs        Employees in     Base Price   Expiration     Present
        Name              Granted (#)(1)   Fiscal Year   (Per Share)($)    Date      Value ($)(2)
       ------             --------------  ------------   -------------- ----------   ------------
Niel C. Ellerbrook          125,000/0        27.42            23.19       1/1/13       584,100
Andrew E. Goebel             40,000/0         8.77            23.19       1/1/13       186,900
Carl L. Chapman              37,500/0         8.23            23.19       1/1/13       175,200
Jerome A. Benkert, Jr.       37,500/0         8.23            23.19       1/1/13       175,200
Ronald E. Christian          30,000/0         6.58            23.19       1/1/13       140,200

----------------
(1) On December 11, 2002, a total of 384,500 options were awarded effective as of January 1, 2003 to all plan participants under the Vectren Corporation At-Risk Compensation Plan. Stock options are exercisable upon vesting in whole or in part and expire ten years from the date of grant. This grant has a vesting schedule pursuant to which 34 percent vests at the end of the first year and 33 percent vests at the end of the second and third years.

(2) The assumptions used for the Model are as follows: Volatility--23.69 percent based on monthly stock prices for the period of January 1, 2000 to December 31, 2002; Risk-free rate of return--4.54 percent; Dividend Yield--4.78 percent over the period of January 1, 2000 to December 31, 2002; and, a ten-year exercise term. A discount rate of .9412 was applied to reflect a 3-year graduated vesting schedule. (Per a binomial model as certified by an independent consultant retained by the Compensation and Benefits committee.)


                                    TABLE III
                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES
                           FROM 1/1/2002 TO 12/31/2002

                                                    Number of Securities       Value of Unexercised
                                                   Underlying Unexercised      In-The-Money Options
                           Shares      Value     Options As of 12/31/2002(1)    As of 12/31/2002(2)
                         Acquired on  Realized    -------------------------     -------------------
        Name              Exercise      ($)      Exercisable  Unexercisable  Exercisable  Unexercisable
       -----             -----------  --------   -----------  -------------  -----------  -------------
Niel C. Ellerbrook              0             0     92,000       263,000        42,320        63,480
Andrew E. Goebel           40,490    320,342.61    117,214       100,000       212,268        27,600
Carl L. Chapman                 0             0     34,000        88,500        15,640        23,460
Jerome A. Benkert, Jr.          0             0     20,000        67,500         9,200        13,800
Ronald E. Christian             0             0     20,000        60,000         9,200        13,800

----------
(1) Includes grants authorized by the Compensation and Benefits Committee on December 11, 2002 to be effective as of January 1, 2003.
(2) Includes value of unexercisable grants authorized by the Compensation and Benefits Committee on December 11, 2002 effective as of January 1, 2003.

                                    TABLE IV
               LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                               Estimated Future Payouts
                                                           Under Non-Stock Price-Based Plans
                                                           --------------------------------
      (a)                      (b)               (c)          (d)        (e)         (f)
                                             Performance
                                              or Other
                            Number of       Periods Until  Threshold    Target      Maximum
                         Shares; Units or   Maturation or  Number of   Number of   Number of
                          Other Rights(1)     Payout(2)    Shares(3)   Shares(4)   Shares(5)
                         ----------------   -------------  ---------   ---------   ---------
Niel C. Ellerbrook            30,000              0         11,250       30,000     60,000
Andrew E. Goebel              10,000              0          3,750       10,000     20,000
Carl L. Chapman                9,000              0          3,375        9,000     18,000
Jerome A. Benkert, Jr.         9,000              0          3,375        9,000     18,000
Ronald E. Christian            8,000              0          3,000        8,000     16,000

-------------
(1) This column reflects restricted stock grants awarded under the Vectren Corporation At-Risk Compensation Plan by the Compensation and Benefits Committee on December 11, 2002, to be effective January 1, 2003. The manner for determining the awards, and other terms and conditions of the At-Risk Plan, are discussed in the Compensation and Benefits Committee Report relating to "Long-Term Incentive Compensation". The market value of the shares on the date of grant is determined by the market price on the date of grant or, if no trading occurs on that date, the market price on the next trading day on which shares are traded. Dividends are paid directly to the holders of the stock.

(2) As discussed in the Compensation and Benefits Committee Report relating to "Long-Term Incentive Compensation," for the grant authorized on December 11, 2002 and granted on January 1, 2003, the measurement period commenced on January 1, 2003 and will conclude on December 31, 2005.

(3) The ultimate amount of the grant will be determined by the Company's performance relative to its peer group. Performance at the 25th percentile will result in a threshold payment equal to 0.375 of the initial grant which is shown in column (b), and in column (e). Performance versus the peer group which is below the 25th percentile will result in a complete forfeiture.

(4) The total number of shares in column (b), and also set forth in column (e), are subject to forfeiture as discussed in footnote (3). If the Company's performance compared to the peer group during the measurement period places it above 25% and below 90%, linear interpolation will be employed to perform the award calculation. At target, the payment will be equal to the initial grant which is shown in column (b).

(5) Under the At-Risk Plan, if the Company's performance compared to the peer group during the measuring period places it in the 90th percentile, an additional performance grant equal to the original grant will be made. In that event, the shares shown in column (e) will be doubled.

                             RETIREMENT SAVINGS PLAN

      During the past fiscal year, the Company sponsored the Retirement Savings Plan which covers both bargaining and non-bargaining employees.

      In general, the Company's Retirement Savings Plan permits participants to elect to have not more than 50 percent of their qualified compensation (subject to certain maximums imposed on highly compensated employees by the Internal Revenue Code) invested on a tax-deferred basis in shares of the Company's common stock or various investment funds. Salaried participants in the Savings Plan have matching Company contributions made to the plan on their behalf equal to 50 percent of their contributions not in excess of 6 percent of their individual redirected compensation. Also, a Company contribution is made to the Savings Plan for all eligible salaried employees which is equal to 3 percent of compensation, other than certain employees who are grandfathered in a certain traditional pension plan. Effective January 1, 2002, the 3 percent annual contribution will also not be made for employees of certain non-regulated subsidiaries.

      To the extent certain officers' contributions are reduced by reason of Internal Revenue Code limits on compensation and contributions, the Company will make up these contributions in an unfunded, non-qualified deferred compensation plan arrangement. However, the value of the Company-provided contributions under the non-qualified arrangement will also apply as an offset to the benefits provided under the supplemental pension plan described below.

      The Summary Compensation Table shows the value of contributions made to the plan for executive officers in the column marked "All Other Compensation."

                                RETIREMENT PLANS

     During the past fiscal year, the Company sponsored a defined benefit pension plan covering full-time employees of the Company and certain of its subsidiaries who meet certain age and service requirements. The Company's plan covers salaried employees, including executive officers, and provides fixed benefits at normal retirement age based upon compensation and length of service, the costs of which are fully paid by the employer and are computed on an actuarial basis. The pension plan also provides for benefits upon death, disability and early retirement under conditions specified therein. The remuneration covered by this plan includes all compensation for regular work periods (including overtime and bonuses).

     To the extent an officer's benefits under the defined benefit pension plan are limited by reason of Internal Revenue Code limits on compensation and benefits, the benefits are restored under an unfunded, non-qualified plan maintained by the Company. However, these non-qualified defined benefit pension plan benefits also act as an offset under the supplemental pension plan described below.

     During the past fiscal year, the Company had a supplemental pension plan covering certain of the principal officers of the Company and its subsidiaries. The supplemental pension plan provides fixed benefits at normal retirement age based upon compensation and is computed on an actuarial basis. The supplemental pension plan also provides for benefits upon death, disability and early retirement under conditions specified therein, including service requirements. This supplemental pension plan also provides a reduced benefit to a participant who voluntarily terminates his employment with a participating employer (which may consist of the Company or one or more of its subsidiaries) before normal retirement age (65), but following a change in control of the Company. The remuneration covered by the supplemental pension plan includes all compensation for regular work periods (including incentive payments and other forms of additional compensation).

     Upon retirement at or after age 65, any participant in the supplemental pension plan will, in general, be entitled to an annual pension for life which, when added to primary Social Security benefits, defined benefit pension plan benefits, described above, and benefits under the Retirement Savings Plan attributable to contributions by participants' employers, will equal approximately 65 percent of the participant's average annual compensation during the 60 consecutive calendar months immediately preceding the participant's retirement date. The amounts paid under the supplemental pension plan are unfunded and are paid from the general assets of the Company.

     The following table illustrates the estimated normal annual retirement benefits payable to a covered participant retiring at age 65 under the supplemental pension plan, under the defined benefit plan based on the specified remuneration, under the Retirement Savings Plan attributable to contributions made by the Company and, as pertinent, one or more of its subsidiaries, and including an estimated primary Social Security Benefit. The compensation included in the Summary Compensation Table under salary and payments under the annual Incentive Plan qualifies as remuneration for purposes of these plans. The amounts shown do not reflect reductions, which would result from joint and survivor elections.

                               PENSION PLAN TABLE

                                         Years of Service(1)
                                         -------------------
               Covered        15          20         25        30
            Remuneration                                     or more
                           --------   --------   --------   --------
 $125,000                  $ 40,625   $ 54,167   $ 67,708   $ 81,250
  150,000                    48,750     65,000     81,250     97,500
  175,000                    56,875     75,833     94,792    113,750
  200,000                    65,000     86,667    108,333    130,000
  225,000                    73,125     97,500    121,875    146,250
  250,000                    81,250    108,333    135,417    162,500
  300,000                    97,500    130,000    162,500    195,000
  350,000                   113,750    151,667    189,583    227,500
  400,000                   130,000    173,333    216,667    260,000
  450,000                   146,250    195,000    243,750    292,500
  500,000                   162,500    216,667    270,833    325,000

--------
(1) The compensation covered by the plans includes the salary and incentive payments shown on the Summary Compensation Table. Years of service are not used in calculating the benefit amount under the Unfunded Supplemental Retirement Plan. Benefits under the supplemental plan above would be offset by Social Security and benefits under the defined benefit plan benefits and Retirement Savings Plan attributable to contributions made by the Company and, as pertinent, one or more of its subsidiaries.

(2) Although the benefit attributable to the Savings Plan may be paid in a single lump sum payment, it has been converted to an annual benefit for purposes of this table. The estimated aggregate annual pension plan benefit may be greater than the amounts in the table to the extent that the Savings Plan benefit, after conversion to an annual benefit and when added to the annual benefit under the applicable defined benefit plan, exceeds the amount specified in the table. Since the Savings Plan has only been in effect for a few years, it is unlikely in the near future that the aggregated Savings Plan benefit and defined benefit plan benefits will exceed the amount specified in the table.

                                STOCK OPTION PLAN

      Prior to the merger with the Company, SIGCORP maintained its 1994 Stock Option Plan. Effective as of the merger, each unexpired and unexercised option to purchase SIGCORP common shares was automatically converted into an option to purchase the number of the Company's common shares that could have been purchased under the original option multiplied by 1.333. The exercise price per share of Company common stock under the new options is equal to the original per share option exercise price divided by 1.333. To date, a total of 999,752 options have been granted. Since the merger, no additional options have been granted under the 1994 Stock Option Plan, nor does the Company intend to issue any additional options under this plan.

                              EMPLOYMENT AGREEMENTS

      The Company, with the approval of the board of directors, has entered into employment agreements with Messrs. Niel C. Ellerbrook, Andrew E. Goebel, Jerome
A. Benkert, Carl L. Chapman and Ronald E. Christian, each dated as of March 31, 2000. Each agreement continues for a period of three years, and is automatically renewable on a month-to-month basis thereafter unless notice is given by either party of its intention to terminate the agreement at the end of the then current period. Each individual is entitled to compensation consisting of an annual aggregate base salary, an annual bonus opportunity based on established performance targets, and such additional compensation as the board of directors determines throughout the employment period. Under the agreements, each individual is eligible to participate in all long-term incentive plans, all stock incentive plans, and all savings and retirement plans to the extent applicable generally to other peer executives of the Company. Each agreement is also subject to termination in the event of disability, death, or voluntary retirement by the individual, attainment by the individual of the age of 65, or his termination for cause.

      Each employment agreement also requires the Company to pay amounts to the individual when the applicable employment agreement has been terminated under the following circumstances:

     o If the Company terminates the employment of the executive for any reason (other than cause, death, the executive's attainment of age 65, or the executive's total and permanent disability); or

     o If the executive voluntarily terminates his employment for good reason (i.e., certain material changes in the terms of the executive's employment); or

     o The executive voluntarily terminates his employment without reason during the 30-day period immediately following the first anniversary of a change of control of the Company.

      If an employment agreement is terminated coincident with or after an acquisition of control of the Company, the Company is required to pay to the individual a cash amount equal to: (a) the executive's annual base salary plus the highest bonus paid to the executive during the previous three years multiplied by (b) the lesser of three, or the number of years (rounded to the nearest twelfth (1/12th) of a year) between the date the employment agreement is terminated and the executive's attainment of age 65. If an employment agreement is terminated under any of the other circumstances described above, the Company is required to pay to the individual a cash amount equal to: (a) the executive's annual base salary plus the highest bonus paid to the executive during the previous three years multiplied by (b) the number of years remaining in the employment agreement's term (rounded to the nearest twelfth (1/12th) of a year). In addition to the cash payment, if an employment agreement terminates under any of the circumstances described above, any restricted stock, stock options, and any other stock awards under any Company sponsored plan or arrangement that were outstanding (immediately prior to March 31, 2000) become immediately vested and/or exercisable.

                              CORPORATE PERFORMANCE

      The following Total Return to Shareholders graph compares the performance of the Company with that of the S&P 500 Composite and the S&P Utilities Index.

                 COMPARISON OF 33 MONTH CUMULATIVE TOTAL RETURN*
                 AMONG VECTREN CORPORATION, THE S & P 500 INDEX
                          AND THE S & P UTILITIES INDEX

                                 [GRAPHIC OMITTED]


--------
* $100 invested on 4/3/00 in stock or on 3/31/00 in index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright(C)2002, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

         ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      The board of directors recommends that the stockholders ratify the selection of Deloitte & Touche LLP ("D&T") as independent public accountants to examine the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2003. A representative of D&T will be present at the annual meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

      The votes cast for ratification must exceed the votes cast against ratification. Abstentions and broker non-votes will not be counted either for or against the proposition. In the event the stockholders fail to ratify the appointment, the Audit committee of the board of directors will consider it as a direction to select other auditors. Even if the selection is ratified, the board of directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the board of directors determines that such change would be in the best interest of the Company and its stockholders.

      The board of directors recommends voting "FOR" this proposal.

                  INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY

      The board of directors and the Audit committee have selected D&T as the independent public accountants of the Company and its subsidiaries for fiscal year 2003. See "Report of the Audit Committee."

Audit Fees

      The aggregate fees paid to D&T for professional services rendered for the audit of the Company's 2002 fiscal year annual financial statements, and the reviews of the Company's financial statements included in the Company's Forms 10-Q filed during the Company's 2002 fiscal year were $350,000. This includes fees incurred for audit services related to certain of the Company's subsidiaries, in connection with the audit of the Company's financial statements. The aggregate fees paid to Andersen for professional services rendered for its reviews of the Company's financial statements included in the Company's Form 10-Q for the period ended March 31, 2002 were $40,000.

Financial Systems Design and Implementation Fees

      During 2002, no services were rendered by D&T, the Company's principal accountant, in connection with (a) operating or supervising the operation of the Company's information system or managing the Company's local area network; or
(b) designing or implementing a hardware or software system that aggregates source data underlying the Company's financial statements or generates information that is significant to the Company's financial statements.

All Other Fees

      The aggregate fees paid to D&T for other services during 2002 totaled $209,180. Of this amount, audit-related fees were $135,555 and consisted of consultation on various accounting issues and review of internal cost allocation methodologies in connection with their audits. The remaining fees of $73,625 were paid to D&T for tax planning and review of tax returns of the Company.

      The Audit committee has considered whether the provision by D&T of the services described above is compatible with maintaining D&T's independence.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

      On March 22, 2002, the Audit committee decided to replace Andersen as the Company's independent auditors, effective upon completion of a transition period which was expected to extend through the conclusion of their review of the financial results of the Company and its subsidiaries for the first quarter of 2002. On May 10, 2002, the Audit committee determined to dismiss Andersen and replace them with D&T effective as of the later of May 15, 2002 or receipt by the Chair of the Audit committee of written notification from D&T that the Company had been accepted as a client. The Chair received notification of acceptance from D&T on May 17, 2002, and accordingly the appointment of D&T and dismissal of Andersen became effective on that date.

      In connection with the audits for the two most recent fiscal years and through the date of dismissal on May 17, 2002, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Andersen, would have caused Andersen to make reference thereto in its report on the financial statements of the Company for such time periods. Also, during those time periods, there were no "reportable events" as such term is used in Item 304(a)(1)(v) of Regulation S-K.

      Andersen's reports on the financial statements of the Company for the last two years neither contained an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except for the adoption of new accounting standards required under accounting principles generally accepted in the United States.

      During the years ended December 31, 2001 and 2000 and through the date of hiring on May 17, 2002, neither the Company nor anyone acting on their behalf consulted D&T with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

             ITEM 3. THE ADOPTION OF, IF PRESENTED AT THE MEETING, A
           SHAREHOLDER PROPOSAL BY MASSACHUSETTS CARPENTERS PENSION &
               ANNUITY FUNDS, WHICH THE BOARD OF DIRECTORS OPPOSES

      The Massachusetts Carpenters Pension & Annuity Funds, 350 Fordham Road, Wilmington, MA 01887, the holders of approximately 1,400 shares of Common Stock, have submitted the following proposal:

      RESOLVED, that the shareholders of Vectren Corporation ("Company") hereby request that the Company's Board of Directors establish a policy of expensing in the Company's annual income statement the costs of all future stock options issued by the Company.

Supporting Statement:

      Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company's operational earnings.

      Stock options are an important component of our Company's executive compensation program. Options have replaced salary and bonuses as the most significant element of executive pay packages at numerous companies. The lack of option expensing can promote excessive use of options in a company's compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

      A recent report issued by Standard & Poor's indicated that the expensing of stock option grant costs would have lowered operational earnings at companies by as much as 10%. "The failure to expense stock option grants has introduced a significant distortion in reported earnings," stated Federal Reserve Board Chairman Alan Greenspan. "Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company's worth." Globe and Mail, "Expensing Options is a Bandwagon Worth Joining," Aug. 16, 2002.

      Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:
"There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it's justified. For many years, I've had little confidence in the earnings numbers reported by most corporations. I'm not talking about Enron and WorldCom--examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings. . . Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all CEO's have told their shareholders that options are cost-free. . . When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don't belong in the earnings statement, where in the world do they belong?"

      Many companies have responded to investors' concerns about their failure to expense stock options. In recent months, more than 100 companies, including such prominent ones as Coca-Cola, The Washington Post, and General Electric, have decided to expense stock options in order to provide their shareholders more accurate financial statements. Our Company has yet to act. We urge your support.

Statement of Opposition

      The Board of Directors of the Company believes that this proposal is not in the best interests of the Company or its shareholders. The Company currently accounts for stock options in accordance with APB Opinion 25 "Accounting for Stock Issued to Employees" which for the options granted to Vectren employees and Directors does not require recognition of an expense. However, the Company does disclose in a footnote to the audited financial statements the pro-forma effect had a compensation cost for these stock options been calculated consistent with the methodology prescribed in SFAS No. 123 "Accounting for Stock-Based Compensation." For 2002, the effect of expensing stock options would have been equal to about $.01 per share. Had the Company elected to expense stock options, this expense would have occurred regardless of whether the stock options were ever exercised. In addition, the dilutive effect of stock options is also reflected in the financial statements through the presentation of diluted earnings per share.

      The Board believes it is generally in the best interest of shareholders to follow the most widely used industry practice when given a choice under accounting rules. To date, less than 150 companies (including less than 10 utilities) of the thousands of publicly-traded companies have announced their intention to expense stock options. This is a very small fraction of all public companies. Since this area is in a state of flux, and given the current relatively low acceptance of stock option expensing, the Board believes that it should not decide to expense stock options at this time. Instead, the Board believes that it would be well advised to await the final clarification of the accounting regulations relating to the accounting for stock options. Proceeding now without the benefit of this final action on how to account for stock options may require the Company to choose yet another approach for options based upon the outcome of that process by the accounting profession. In the meantime, as explained in the prior paragraph, the impact of the potential expense associated with options is clearly disclosed in the notes to the Company's consolidated financial statements, which will give investors a clear understanding of the impact of options on the Company's earnings.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS OTHERWISE SPECIFY IN THEIR PROXY.

Vote Required

      The votes cast in favor of this proposal must exceed the votes cast against the proposal in order for the proposal to be adopted. Abstentions and broker non-votes will not be counted as either for or against the proposal.

       ITEM 4. THE ADOPTION OF, IF PRESENTED AT THE MEETING, A SHAREHOLDER
        PROPOSAL BY SHEET METAL WORKERS' NATIONAL PENSION FUND, WHICH THE
                           BOARD OF DIRECTORS OPPOSES

      The Sheet Metal Workers' National Pension Fund, 601 N. Fairfax Street, Suite 500, Alexandria, VA 22314, the holder of approximately 5,300 shares of the company's Common Stock, have submitted the following proposal:

      RESOLVED, that the shareholders of Vectren Corporation (the "Company") request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company's stock price performance exceeds the peer group performance level.

Supporting Statement

      As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. While salaries and bonuses compensate management for short-term results, the grant of stock and stock options has become the primary vehicle for focusing management on achieving long-term results. Unfortunately, stock option grants can and do often provide levels of compensation well beyond those merited. It has become abundantly clear that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.

      Indexed stock options are options whose exercise price moves with an appropriate peer group index composed of a company's primary competitors. The resolution requests that the Company's Board ensure that future senior executive stock option plans link the options exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company's proxy statement to compare 5 year stock price performance.

      Implementing an indexed stock option plan would mean that our Company's participating executives would receive payouts only if the Company's stock price performance was better than that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company's stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.

      At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. In response to strong negative public and shareholder reactions to the excessive financial rewards provided executives by non-performance based option plans, a growing number of shareholder organizations, executive compensation experts, and companies are supporting the implementation of performance-based stock option plans such as that advocated in this resolution. We urge your support for this important governance reform.

Statement of Opposition

      The Board of Directors of the Company believes that this proposal is not in the best interests of the Company or its shareholders. Under current accounting rules (specifically APB 25), the use of indexed options would result in the recognition of greater compensation expense and would be dilutive. Greater compensation expense would result because the use of this form of option would require the Company to recognize as an additional expense an amount equal to the excess of the stock's market value over the exercise price of the stock over the entire period the options are outstanding. Also, the use of this form of option would result in greater dilution because indexing a stock option reduces its Black-Scholes value and an indexed option is worth less than a non-indexed option. As a result, a greater number of options would have to be granted to provide the same level of competitive long-term incentive.

      The Company's current compensation program is substantially performance-based, with over 60 percent of the proxy-named executives' total compensation based on performance (including performance relative to peer companies). The Board believes that the current use of stock options as one piece of this overall compensation program achieves the alignment of the interest of the Company's senior executives with the Company's stockholders. These stock options are inherently performance-based because a holder of the options receives no benefit unless the Company's stock price increases after the determination of the stock option grant.

      The Board, through the Compensation and Benefits Committee, which is composed solely of non-management directors, will continuously monitor developments in the area of executive compensation, including changes in the accounting rules governing stock options. As these developments occur and further clarity is provided regarding the accounting for stock options, the Board plans to carefully and continuously review and assess the benefit of additional performance-based stock option features (including indexed options) versus their associated costs.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS OTHERWISE SPECIFY IN THEIR PROXY.

Vote Required

      The votes cast in favor of this proposal must exceed the votes cast against the proposal in order for the proposal to be adopted. Abstentions and broker non-votes will not be counted as either for or against the proposal.

                         COST AND METHOD OF SOLICITATION

      The cost of preparing, assembling, printing and mailing this proxy statement, the enclosed proxy and any other material which may be furnished to shareholders in connection with the solicitation of proxies for the meeting will be borne by the Company. The Company has retained D. F. King & Company to assist in soliciting proxies from shareholders, including brokers' accounts, at an estimated fee of $6,500 plus reasonable out-of-pocket expenses. In addition, some of the officers and regular employees of the Company, who will receive no compensation therefor in addition to their regular salaries, may solicit proxies by telephone, telegraph or personal visits, and it is estimated that the cost of such additional solicitation, if any, will not exceed $500, and will be borne by the Company. The Company expects to reimburse banks, brokerage houses and other custodians of stock for their reasonable charges and expenses in forwarding proxy material to beneficial owners.

                                  ANNUAL REPORT

      A copy of the Company's annual report, including consolidated financial statements for the fiscal year ended December 31, 2002, was mailed to shareholders on or about April 2, 2003.

                                REVOCATION RIGHTS

      A shareholder executing and delivering the enclosed proxy may revoke it by written notice delivered to the secretary of the Company, or in person at the annual meeting, at any time before the authority granted by it is exercised.

                     NOMINATION OF DIRECTORS BY SHAREHOLDERS

      If a shareholder entitled to vote for the election of directors at a shareholders' meeting desires to nominate a person for election to the board of directors of the Company, pursuant to the Company's By-Laws, any such nominations must be made pursuant to notice delivered to, or mailed and received at, the principal office of the Company, not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting of the shareholders for the preceding year; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, such shareholder notice shall be given by the later of: (a) the date 90 days prior to the actual date of shareholder meeting, or (b) the tenth day following the day on which the annual meeting date is first publicly announced or disclosed. In any case, such shareholder's notice must set forth, in addition to the name and address of the shareholder submitting the nomination, as to each person whom the shareholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company which are beneficially owned by such person, (iv) any other information relating to such person that is required to be disclosed in the solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, without limitation, such person's written consent to be named in the proxy statement as a nominee and to serve as a director, if elected), and (v) the qualifications of the nominee to serve as a director of the Company.

                 SHAREHOLDERS' PROPOSALS FOR 2004 ANNUAL MEETING

     Under Rule 14a-8 of the Securities Exchange Act of 1934, shareholders of the Company may present proper proposals for inclusion in the Company's proxy statement and for consideration at the 2004 annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be so included for the 2004 annual meeting, shareholder proposals must be received at the Company's principal office, 20 N. W. Fourth Street, Evansville, Indiana 47708, Attention: Corporate Secretary, no later than December 5, 2003, and must otherwise comply with the requirements of Rule 14a-8.

     If a shareholder desires to bring business before the meeting which is not the subject of a proposal timely submitted for inclusion in the proxy statement, the shareholder must follow procedures outlined in the Company's Code of By-Laws. A copy of these procedures is available upon request from the Corporate Secretary at the address referenced above. One of the procedural requirements in the Company's Code of By-Laws is timely notice in writing of the business the shareholder proposes to bring before the meeting. To be timely a shareholder's notice must be delivered to, or mailed and received at, the principal office of the Company not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting of the shareholders for the preceding year; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, such shareholder notice shall be given by the later of: (a) the date 90 days prior to the actual date of shareholder meeting, or (b) the tenth day following the day on which the notice of the annual meeting is first publicly announced or disclosed. The shareholder's notice must set forth (i) a brief description of the matter to be brought before the meeting,
(ii) the name and address as they appear on the corporate records of the shareholder proposing the business, (iii) the number of shares of capital stock of the Company beneficially owned by the shareholder and (iv) any interest of the shareholder in the business.

                               By order of the board of directors.

                                VECTREN CORPORATION


                                /s/ Ronald E. Christian
                                -----------------------
                                By RONALD E. CHRISTIAN
                                Senior Vice President, General Counsel and
                                Corporate Secretary

Evansville, Indiana
April 2, 2003

      Please fill in, date and sign the enclosed proxy and return it in the accompanying addressed envelope. No further postage is required if mailed in the United States. You may also authorize the individuals named on your proxy card to vote your shares by calling toll-free 1-800-542-1160 or using the Internet (www.votefast.com) by following the instructions included with your proxy card. If you attend the annual meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention will be appreciated.

                                   APPENDIX A

                               Vectren Corporation
                               Board of Directors
                         Corporate Governance Guidelines
                         Adopted As Of February 26, 2003

1.  Director Qualification Standards

      A. A majority of the members of the Board of Directors ("Board") must qualify as independent directors in accordance with the applicable provisions of the Securities Exchange Act of 1934, and the rules promulgated thereunder, and the applicable rules of the New York Stock Exchange.

      B. The Nominating & Corporate Governance Committee ("Governance Committee") shall be responsible for developing additional qualifications for directors, including the establishment of criteria for determining the independence of directors, which qualifications will be subject to approval by the full Board.

      C. Recognizing the value of continuity of directors who have experience with the Company, there are no limits on the number of terms in which a director may hold office.

      D. No member of the Board shall serve on the board of directors of more than 3 other public companies.

      E. Directors are expected to advise the Chair of the Board and the Chair of the Governance Committee promptly upon accepting any other public company directorship or any assignment to the audit committee or compensation committee of the board of directors of any public company of which such director is a member.

      F. Directors are expected to report changes in their principal business responsibilities, including retirement, to the Chair of the Board and the Chair of the Governance Committee.

      G. A director should offer to resign if the Board concludes that the director no longer meets the Company's qualifications for service as a director.

      H. Following the adoption of these guidelines, if the Company's Chief Executive Officer ("CEO") leaves that office, the CEO will tender to the Governance Committee his or her resignation from the Board to be effective following such transition period that is determined by the Governance Committee to be necessary or advisable to provide for the transfer of responsibility to the new CEO.

      I. Upon reaching the age of seventy (70), a director shall be deemed to have retired from the Board effective as of the last day of the month during which the director reached the age of seventy (70).

2.  Board Composition

      A. The optimal size of the Board shall be between twelve (12) and fourteen
(14) directors. However, the Board would be willing to have a somewhat larger number of directors to accommodate the availability of an outstanding candidate. Similarly, the Board is willing to reduce the size of the Board, or maintain a vacancy, if it cannot identify available candidates meeting the Board's qualification standards.

      B. The Chair of the Board and the Chair of the Governance Committee shall jointly extend invitations to new nominees to the Board.

      C. The Board reserves the right to determine, from time to time, how to configure the leadership of the Board and the Company in the way that best serves the Company.

      D. The Board specifically reserves the right to vest the responsibilities of Chair of the Board and Chief Executive Officer in the same individual and the Board has no fixed policy with respect to combining or separating the offices of Chair of the Board and Chief Executive Officer.

      E. The Board will schedule at each meeting executive sessions where non-management directors meet without management participation.

3.  Director Responsibilities

      A. Directors should exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company in a manner consistent with their fiduciary duties.

      B. In all matters relating to the Company's business and stakeholders, directors shall diligently discharge their responsibilities, as well as conduct themselves with integrity and in an honest manner.

      C. In considering the best long-term and short-term interests of the Company, directors may consider the effects of any action on shareholders, employees, suppliers and customers of Company and its subsidiaries, communities in which the Company and its subsidiaries conduct business and other pertinent factors.

      D. Directors should regularly attend meetings of the Board and of all Board committees upon which they serve.

      E. Directors should participate in Board development activities arranged by the Company.

      F. To prepare for meetings, directors should review the materials that are sent to directors in advance of those meetings.

      G. Directors shall preserve the confidentiality of confidential material given or presented to the Board.

      H. The Chair of the Board shall set the agenda of meetings of the Board and the Chair of each committee shall set the agenda of meetings of the applicable committee. Any director may suggest agenda items and may raise at meetings other matters that they consider worthy of discussion.

      I. Directors must disclose to other directors any potential conflicts of interest they may have with respect to any matter under discussion and, if appropriate, refrain from voting on a matter in which they may have a conflict.

4.  The "Lead" Non-Management Director

      A. The Board will select from the non-management directors a "lead" non-management director who shall have the following duties:

     o    Coordinate the activities of non-management directors;

     o Provide the Chair of the Board with input as appropriate on agendas for the Board and committee meetings;

     o    Serve as Chair of the Governance Committee;

     o Coordinate and develop the agenda for, and Chair executive sessions of, the non-management directors; and

     o Facilitate communications between the Chair of the Board and the other members of the Board, including communicating other members' requests to call special meetings of the Board.

      In performing the duties described above, the "lead" non-management director will consult with the Chairs of the appropriate Board committees and solicit their participation in order to avoid diluting the authority or responsibilities of such committee Chairs.

      B. The Board will establish methods by which interested parties may communicate directly with the "lead" non-management director or with the non-management directors of the Board as a group and cause such methods to be disclosed to the public.

5.  Board Committees

      A. The Board shall at all times maintain an Audit Committee, a Compensation and Benefits Committee, a Corporate Affairs Committee, an Executive Committee, and a Nominating and Corporate Governance Committee which must operate in accordance with applicable law, their respective charters as adopted and amended from time to time by the Board, and the applicable rules of the Securities and Exchange Commission and the New York Stock Exchange. The Board may also establish such other committees as it deems appropriate and delegate to such committees such authority permitted by applicable law and the Company's Code of By-Laws as the Board sees fit.

      B. The Board, with assistance from the Governance Committee, shall annually review the Committee assignments and shall consider the rotation of Chairs and members with a view toward balancing the benefits derived from continuity against the benefits derived from the diversity of experience and viewpoints of the various directors.

6.  Public Comments on Behalf of the Company

      A. Except in unusual circumstances or as required by committee charters or as requested by senior management, directors are expected to follow the principle that senior management, as opposed to individual directors, provides the public voice of the Company. Directors receiving inquiries from institutional investors, the press or others should refer them to the Chief Executive Officer or other appropriate officer of the Company.

7.  Director Access to Management and Independent Advisors

      A. The Company shall provide each director with complete access to the management of the Company, subject to reasonable advance notice to the Company and reasonable efforts to avoid disruption to the Company's management, business and operations.

      B. The Board and Board committees, to the extent set forth in the applicable committee charter, have the right to consult and retain independent legal counsel and other advisors at the expense of the Company.

8.  Director Compensation and Stock Ownership

      A. The Governance Committee will determine, as well as periodically review, the form and amount of director compensation, including cash, equity-based awards and other compensation.

      B. The Board will be aware that the independence of directors could be questioned if substantial charitable contributions are made to organizations in which a director is affiliated or if the Company enters into consulting contracts with, or provides other indirect compensation to, a director. The Board, with assistance from the Governance Committee, will critically evaluate each of these matters when determining the form and amount of director compensation, and the independence of a director.

      C. The Board believes that directors should be stockholders and have a financial stake in the Company. The Governance Committee shall establish Company stock ownership guidelines for directors and monitor compliance with those guidelines.

9.  Director Orientation and Development

      A. The Company, with oversight from the Governance Committee, will establish, or identify and provide access to, appropriate orientation programs and sessions for newly elected directors of the Company for their benefit either prior to or within a reasonable period of time after their nomination or election as a director.

      B. The Company, with oversight from the Governance Committee, will arrange for directors to periodically participate in appropriate programs, sessions or materials regarding the responsibilities of directors of publicly-traded companies and the Company's businesses.

10.  Management Evaluation and Succession

      A. The Board (not including any members of management of the Company), with assistance from the Compensation and Benefits Committee, will conduct an annual review of the performance and compensation of the Chief Executive Officer.

      B. The Chief Executive Officer will provide an annual report on succession planning and related development recommendations to the Governance Committee, including a short-term succession plan delineating temporary delegation of authority in the event that the Chief Executive Officer or any other executive officer is unexpectedly unable to perform his or her duties.

      C. The Corporate Affairs Committee will review, at least annually, the Company's succession planning process for all positions other than the Chief Executive Officer.

11.  Annual Performance Evaluation of the Board

      A. The Board, with assistance from the Governance Committee, will conduct a self-evaluation annually to determine whether the Board and its committees are functioning effectively. The full Board will discuss the evaluation report to determine what, if any, action could improve Board and Board committee performance.

      B. The Board, with assistance from the Governance Committee, shall review these Corporate Governance Guidelines no less frequently than annually to determine whether any changes are necessary or advisable.

12.  Amendment, Modification and Waiver

      A. These Guidelines may be amended, modified or waived by the Board and waivers of these Guidelines may also be granted by the Governance Committee, subject to the disclosure and other provisions of the Securities and Exchange Act of 1934, the rules promulgated thereunder and the applicable rules of the New York Stock Exchange.

                                   APPENDIX B

                               Vectren Corporation
                               Board of Directors
              Nominating and Corporate Governance Committee Charter
                         Adopted As Of February 26, 2003

I.  Statement of Purpose

      The Nominating and Corporate Governance Committee ("Committee") is a standing committee of the Board of Directors ("Board"). The purpose of the Committee is to identify individuals qualified to become members of the Board, to recommend director nominees for each annual meeting of shareholders and nominees for election to fill any vacancies on the Board and to address related matters. The Committee shall also develop and recommend to the Board corporate governance principles applicable to the Company and be responsible for leading the annual review of the Board's performance. The Committee will also be responsible for the development of the Board, as well as oversight of the succession planning process relating to the Company's Chief Executive Officer.

II.  Organization

      A. Charter. At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board for approval.

      B. Members. The members of the Committee shall be appointed by the Board and shall meet the independence requirements of applicable laws and regulations, as well as the listing standards of the New York Stock Exchange, including any permitted transition period. The Committee shall be comprised of at least three members. Committee members may be removed by the Board. The Board shall also designate a Committee Chair.

      C. Meetings. In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings; additional meetings may be scheduled as required.

      D. Executive Sessions. At the conclusion of each meeting, the Chair may conduct an executive session where non-management directors meet without management participation.

      E. Quorum; Action by Committee. A quorum at any Committee meeting shall be at least a majority of the Committee. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

      F. Agenda, Minutes and Reports. The Chair of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee's discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board. The Committee shall make regular reports to the Board.

      G. Performance Evaluation. The Committee shall evaluate its performance on an annual basis and develop criteria for such evaluation.

III.  Responsibilities

      The following shall be the principal responsibilities of the Committee:

            A. Director Selection Criteria. The Committee shall establish criteria for selecting new directors, which shall reflect at a minimum any requirements of applicable law or listing standards, as well as a candidate's strength of character, judgment, business experience, specific areas of expertise, factors relating to the composition of the Board (including its size, structure and the skills of existing members) and principles of diversity, including geographic as well as traditional considerations.

            B. Director Recruitment. The Committee shall consider (in consultation with the Chair of the Board and Chief Executive Officer) and recruit candidates to fill positions on the Board, including as a result of the removal, resignation or retirement of any director, an increase in the size of the Board or otherwise. The Committee shall also review any candidate recommended by the shareholders of the Company in light of the Committee's criteria for selection of new directors. As part of this responsibility, the Committee shall be responsible for conducting, subject to applicable law, any and all inquiries into the background and qualifications of any candidate for the Board and such candidate's compliance with the independence and other qualification requirements established by the Committee.

            C. Reconsideration of Directors for Re-Election. In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee shall assess the contributions of those directors selected for re-election, and shall at that time review its criteria for Board candidates in the context of the Board evaluation process and other perceived needs of the Board. Final approval of any candidate shall be determined by the full Board.

            D. Recommendation to the Board. The Committee shall recommend the director nominees for approval by the Board and the shareholders.

            E. Director Removal Guidelines. The Committee shall establish and recommend to the Board guidelines for the removal of members of the Board.

            F. Governance Guidelines. The Committee shall recommend to the Board corporate governance guidelines addressing, among other matters, the size, composition and responsibilities of the Board and its Committees, including its oversight of management and consultation with management. The corporate governance guidelines shall be reviewed not less frequently than annually by the Committee, and the Committee shall make recommendations to the Board with respect to changes to the guidelines.

            G. Advice as to Committee Membership and Operations. The Committee shall advise the Board with respect to the structure and operations of the various Committees of the Board and qualifications for membership thereon, including policies for removal of members and rotation of members among other Committees of the Board. The Committee shall recommend to the full Board (after consultation with the Chair of the Board and Chief Executive Officer) the composition of each committee of the Board.

            H. Non-Management Board Member Compensation. The Committee shall be responsible to periodically review, assess and recommend changes to the Board with respect to compensation for non-management members of the Board.

            I. Common Stock Ownership Guidelines. The Committee shall periodically review and, if concluded to be appropriate, recommend changes to the minimum Company common stock ownership guidelines applicable to the non-management members of the Board. The Committee shall also monitor compliance with these guidelines and periodically report on this subject to the Board.

            J. Director Independence. The Committee shall develop and recommend to the Board standards to be applied in making determinations as to the absence of material relationships between the Company and a director.

            K. Evaluation and Development of the Board. The Committee shall oversee the evaluation and development of the Board. In discharging this responsibility, the Committee shall solicit comments from all directors and report annually to the Board on the results of the evaluation. The Committee shall also plan for and implement periodic development opportunities for directors.

            L. Approval of Officer Service on Outside Boards. The Committee shall establish a process and guidelines governing the review and acceptance by any Company officer of a post as a compensated member of the board of directors of an unrelated entity.

            M. Succession Planning. The Committee shall oversee the succession planning process for the office of Chief Executive Officer of the Company. Periodically, the Committee will review that process with the Board, as well as make recommendations to the Board with respect to candidates for that office.

            N. Periodic Review of the Shareholder Rights Agreement, the Code of By-Laws and the Articles of Incorporation. The Committee shall periodically review and, if concluded to be appropriate, make recommendations for changes to the Company's Shareholder Rights Agreement, the Code of By-Laws and the Articles of Incorporation.

            O. Access to Records, Consultants and Others. In discharging its responsibilities, the Committee shall have full access to any relevant records of the Company and may retain outside consultants, at the Company's expense, to advise the Committee. The Committee shall have the ultimate authority and responsibility to engage or terminate any such outside consultant and to approve the terms of any such engagement and the fees of any such consultant. The Committee may also request that any officer or other employee of the Company, the Company's outside legal counsel or any other person meet with any members of, or consultants to, the Committee.

            P. Delegation. The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee.

            Q. Other Delegated Responsibilities. The Committee shall also carry out such other duties that may be delegated to it by the Board from time to time.

                                   APPENDIX C

                               Vectren Corporation
                               Board of Directors
                       Corporate Affairs Committee Charter
                         Adopted As Of February 26, 2003

I.  Statement of Purpose

      The Corporate Affairs Committee ("Committee") is a standing committee of the Board of Directors ("Board"). The purpose of the Committee is to discharge the duties of the Board relating to its policies, practices and procedures as a responsible corporate citizen.

II.  Organization

      A. Charter. At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board for approval.

      B. Members. The members of the Committee shall be appointed by the Board. Any member of the Board shall be eligible to serve on the Committee. The Committee shall be comprised of at least three members. Committee members may be removed by the Board. The Board shall also designate a Committee Chair.

      C. Meetings. In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings; additional meetings may be scheduled as required.

      D. Executive Sessions. At the conclusion of each meeting, the Chair may conduct an executive session where non-management directors (i.e., directors who are not Company officers but who do not otherwise have to qualify as "independent" directors) meet without management participation.

      E. Quorum; Action by Committee. A quorum at any Committee meeting shall be a majority of the Committee. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

      F. Agenda, Minutes and Reports. The Chair of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee's discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board. The Committee shall make regular reports to the Board.

      G. Performance Evaluation. The Committee shall evaluate its performance on an annual basis and develop criteria for such evaluation.

III.  Responsibilities

      The following shall be the principal responsibilities of the Committee:
            A. Business Practices. The Committee shall oversee the Company's policies, practices and procedures relating to business practices, including compliance with applicable laws and regulations.

            B. Public Communications. The Committee shall oversee the Company's policies, practices and procedures relating to public communications with key stakeholders, other than the financial community.

            C. Community Relations. The Committee shall oversee the Company's policies, practices and procedures relating to community relations, including charitable contributions and community affairs.

            D. Customer Relations. The Committee shall oversee the Company's policies, practices and procedures relating to customer relations, including customer satisfaction and quality of customer service.

            E. Employment Practices. The Committee shall oversee the Company's policies, practices and procedures relating to employment practices and procedures, including employer of choice, workforce diversity and compliance with employment related laws, regulations and policies.

            F. Environmental Compliance and Stewardship. The Committee shall oversee the Company's policies, practices and procedures relating to environmental compliance and stewardship, including adherence to environmental related laws and regulations. At each meeting of the Committee, a report shall be provided with respect to environmental compliance and stewardship.

            G. Access to Records, Consultants and Others. In discharging its responsibilities, the Committee shall have full access to any relevant records of the Company and may retain outside consultants, at the Company's expense, to advise the Committee. The Committee shall have the ultimate authority and responsibility to hire or terminate any outside consultant engaged to assist the Committee in discharging its responsibilities and to approve the terms of any such engagement and the fees of any such consultant. The Committee may also request that any officer or other employee of the Company, the Company's outside legal counsel or any other person meet with any members of, or consultants to, the Committee.

            H. Delegation. The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee.

            I. Other Delegated Responsibilities. The Committee shall also carry out such other duties that may be delegated to it by the Board from time to time.

                                   APPENDIX D

                               Vectren Corporation
                               Board of Directors
                             Audit Committee Charter
                         Adopted As Of February 26, 2003

I.  Statement of Purpose

      The Audit Committee ("Committee") is established by and amongst the Board of Directors ("Board") of Vectren Corporation ("Company") for the primary purpose of assisting the Board in:

     o    overseeing the integrity of the Company's financial statements,

     o    overseeing the Company's compliance with legal requirements,

     o    overseeing the independent auditor's qualifications and independence,

     o overseeing the performance of the company's internal audit function and independent auditor, and

     o overseeing the Company's system of disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established.

      Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels. The Committee should also provide an open avenue of communication among the independent auditors, financial and senior management, the Internal Audit department, and the Board.

      The Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors as deemed appropriate to perform its duties and responsibilities.

      The Company shall provide appropriate funding, as determined by the Committee, for compensation to the independent auditor and to any advisers that the Committee chooses to engage.

      The Committee will primarily fulfill its responsibilities by carrying out the activities enumerated in Section III of this Charter. The Committee will report regularly to the Board regarding the execution of its duties and responsibilities.

II.  Organization

      A. Charter. At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board for approval.

      B. Members. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors (as defined by all applicable rules and regulations), and free from any relationship (including disallowed compensatory arrangements) that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. In complying with the requirements for independence (as defined by all applicable rules and regulations), the Committee may choose to achieve such compliance over any permitted transition period. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall be a "financial expert" in compliance with the criteria established by the SEC. The existence of such member(s) shall be disclosed in periodic filings as required by the SEC. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

      Annually, the members of the Committee shall be elected by the Board at the annual meeting of the Board. Vacancies or additions to the Committee may be filled at any time during the year by action of the full Board. The term of service for Committee members shall be one year or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

      C. Meetings. The Committee shall meet at least four times annually, or more frequently as circumstances dictate. Meetings may be conducted through the use of any means of communication by which all members may simultaneously hear each other during the meeting. As part of its job to foster open communication, the Committee should meet periodically with management, the director of the Internal Auditing department and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee should meet quarterly with the independent auditors and management to discuss the annual audited financial statements and quarterly financial statements, including the Company's disclosure under "Management's Discussion and Analysis of Financial Condition and Results of Operations".

      D. Executive Sessions. At the conclusion of each meeting, the Chair may conduct an executive session where directors meet without management participation.

      E. Quorum; Action by Committee. A quorum at any Committee meeting shall be at least a majority of the Committee. All determinations of the Committee shall be at least a majority of its members present at a meeting duly called and held. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

      F. Agenda, Minutes and Reports. The Chair of the Committee shall be responsible for establishing the agendas for the meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to the members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee's discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board. The Committee shall make regular reports to the Board.

      G. Performance Evaluation. The Committee shall evaluate its performance on an annual basis and develop criteria for such evaluation.

III.  Responsibilities

      The following shall be the principal responsibilities of the Committee:

   A.  Documents/Reports/Accounting Information Review

     1. Review and discuss with management the Company's annual financial statements, quarterly financial statements, and all internal controls reports (or summaries thereof). Review other relevant reports or financial information submitted by the Company to any governmental body, or the public, including management certifications as required by the Sarbanes-Oxley Act of 2002 (Sections 302 and 906) and relevant reports rendered by the independent auditors (or summaries thereof).

     2. Recommend to the Board whether the financial statements should be included in the Annual Report on Form 10-K. Review with financial management and the independent auditors the 10-Q prior to its filing (or prior to the release of earnings).

     3. Review earnings press releases with management, including review of "pro-forma" or "adjusted" non-GAAP information.

     4. Discuss with management financial information and earnings guidance provided to analysts and rating agencies. Such discussions may be on general terms (i.e., discussion of the types of information to be disclosed and the type of presentation to be made).

     5. Review the regular internal reports (or summaries thereof) to management prepared by the Internal Audit department and management's response.

   B.  Independent Auditors

      1. Appoint (subject to shareholder ratification, if the Board determines such ratification should be submitted to the Company's shareholders), compensate, and oversee the work performed by the independent auditor for the purpose of preparing or issuing an audit report or related work. Review the performance of the independent auditors and remove the independent auditors if circumstances warrant. Review the experience and qualifications of senior members of the independent audit team annually and ensure that all partner rotation requirements, as promulgated by applicable rules and regulations, are executed. The independent auditors shall report directly to the Committee and the Committee shall oversee the resolution of disagreements between management and the independent auditors in the event that they arise. Consider whether the auditor's performance of permissible non-audit services is compatible with the auditor's independence.

      2. Review with the independent auditor any problems or difficulties and management's response; review the independent auditor's attestation and report on management's internal control report; and hold timely discussions with the independent auditors regarding the following:

     o    all critical accounting policies and practices;

     o all alternative treatments of financial information within generally accepted accounting principles that have been o discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

     o other material written communications between the independent auditor and management including, but not limited to, the management letter and schedule of unadjusted differences; and

     o an analysis of the auditor's judgment as to the quality of the Company's accounting principles, setting forth significant reporting issues and judgments made in connection with the preparation of the financial statements.

     3. At least annually, obtain and review a report by the independent auditor describing:

     o    the firm's internal quality control procedures;

     o any material issues raised by the most recent internal quality-control review, peer review, or by any inquiry or o investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

     o (to assess the auditor's independence) all relationships between the independent auditor and the Company.

     4. Review and pre-approve both audit and non-audit services to be provided by the independent auditor (other than with respect to de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002). This duty may be delegated to one or more designated members of the Committee with any such pre-approval reported to the Committee at its next regularly scheduled meeting. Approval of non-audit services shall be disclosed to investors in periodic reports required by Section 13(a) of the Securities Exchange Act of 1934.

     5. Set clear hiring policies, compliant with governing laws or regulations, for employees or former employees of the independent auditor.

   C.  Financial Reporting Processes and Accounting Policies

     1. In consultation with the independent auditors and the Internal Audit department, review the integrity of the organization's financial reporting processes (both internal and external), and the internal control structure (including disclosure controls).

     2. Review with management major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies.

     3. Review analyses prepared by management and the independent auditor setting forth financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

     4. Review with management the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

     5. Establish and maintain procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting, or auditing matters.

     6. Establish and maintain procedures for the confidential, anonymous submission by Company employees regarding questionable accounting or auditing matters.

   D.  Internal Audit

     1. Review and advise on the selection and/or removal of the Internal Audit director.

     2. Review activities, organizational structure, and qualifications of the Internal Audit department.

     3. Annually, review and recommend changes (if any) to the Internal Audit charter.

     4. Periodically review with the Internal Audit director any significant difficulties, disagreements with management, or scope restrictions encountered in the course of the department's work.

   E.  Ethical Compliance, Legal Compliance, and Risk Management

     1. Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code. Ensure that the code is in compliance with all applicable rules and regulations.

     2. Review management's monitoring of the Company's compliance with the organization's Ethical Code, and ensure that management has the proper review system in place to ensure that Company's financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

     3. Review, with the Company's general counsel, legal compliance matters including corporate securities trading policies.

     4. Review, with the Company's general counsel, any legal matter that could have a significant impact on the organization's financial statements.

     5. Discuss policies with respect to risk assessment and risk management. Such discussions should include the Company's major financial and accounting risk exposures and the step management has undertaken to control them.

   F.  Other Responsibilities

     1. Review with the independent auditors, the Internal Auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

     2. Prepare the report that the SEC requires be included in the Company's annual proxy statement.

     3. Perform any other activities consistent with this Charter, the Company's by-laws and governing law, as the Committee or the Board deems necessary or appropriate.

                                   APPENDIX E

                               Vectren Corporation
                               Board of Directors
                   Compensation and Benefits Committee Charter
                         Adopted As of February 26, 2003

I.  Statement of Purpose

      The Compensation and Benefits Committee ("Committee") is a standing committee of the Board of Directors ("Board"). The purpose of the Committee is to discharge the responsibility of the Board relating to total compensation of the Company's executive officers and such other senior executives as the Committee may determine (together, "management") and related matters. The Committee shall also prepare a report on executive compensation for inclusion in the Company's annual proxy statement.

II.  Organization

      A. Charter. At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board for approval.

      B. Members. The members of the Committee shall be appointed by the Board and shall meet the independence requirements of applicable law and the listing standards of the New York Stock Exchange, the requirements of an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the requirements of a "non-employee director" for purposes of
Section 16 of the Securities Exchange Act of 1934, as amended. The Committee shall be comprised of at least three members. Committee members may be removed by the Board. The Board shall also designate a Committee Chair.

      C. Meetings. In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings; additional meetings may be scheduled as required.

      D. Executive Sessions. At the conclusion of each meeting, the Chair may conduct an executive session where non-management directors (i.e., directors who are not Company officers) meet without management participation.

      E. Quorum; Action by Committee. A quorum at any Committee meeting shall be a majority of the Committee. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

      F. Agenda, Minutes and Reports. The Chair of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee's discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board. The Committee shall make regular reports to the Board.

      G. Performance Evaluation. The Committee shall evaluate its performance on an annual basis and develop criteria for such evaluation.


III.  Responsibilities

      The following shall be the principal responsibilities of the Committee:

     A. Goals and Objectives. The Committee shall review and approve periodically, but no less frequently than annually, the Company's goals and objectives relevant to compensation of the Chief Executive Officer and management, including the balance between short-term compensation and long-term incentives, shall evaluate the performance of the Chief Executive Officer and management in light of those goals and objectives, and shall set the compensation level of the Chief Executive Officer and management based on such evaluation.

     B. Compensation Levels. The Committee shall establish the compensation level (including base and incentive compensation) and direct and indirect benefits of the Chief Executive Officer and management. In determining incentive compensation, the Committee shall consider, among other factors it deems appropriate from time to time, the Company's performance and relative shareholder return (or other criteria) during such periods as the Committee may deem appropriate, the value of similar incentive awards to persons holding comparable positions at comparable companies and the awards given to management in prior years. The Chair of the Committee shall be responsible for communicating to the Chief Executive Officer the evaluation of the performance of the Chief Executive Officer conducted by the outside Directors of the Company and the level of compensation approved for the Chief Executive Officer.

     C. Post-Service Arrangements. The Committee shall evaluate the post-service arrangements and benefits of the Chief Executive Officer and management and their reasonableness in light of practices at comparable companies and any benefits received by the Company in connection with such arrangements. The Committee shall also review for reasonableness all other post-service arrangements between the Company, including its wholly-owned subsidiaries, and current or former employees to the extent those arrangements involve an annual Company obligation of in excess of $100,000.00.

     D. Incentive Compensation Plans. The Committee shall make recommendations to the Board with respect to the establishment and terms of incentive compensation plans and equity-based plans and, unless determined otherwise by the Board, shall be the principal administrator of such plans, including determining any awards to be granted to the Chief Executive Officer and management under any such plan implemented by the Company.

     E. Consulting and Employment Agreements. The Committee shall have the responsibility for reviewing and approving all consulting and employment agreements of the Company with any of the Company's executive officers, or with any director, provided that any such agreement must also be approved by the full Board. The Committee shall also review for reasonableness all other consulting agreements between the Company, including its wholly-owned subsidiaries, and former employees to the extent those agreements involve an annual Company obligation of in excess of $100,000.00.

     F. Administration of Employee Benefits and Benefit Plans. The Committee shall have the responsibility for overseeing the administration of employee benefits and benefit plans for the Company and its subsidiaries; reviewing new benefits or changes in existing benefits; and appointing from among the management of the Company committees to administer such employee benefits and benefit plans.

     G. Common Stock Ownership Guidelines. The Committee shall periodically review, assess and recommend changes to the minimum Company common stock ownership guidelines applicable to the officers of the Company.

     H. Evaluation of Total Compensation Program. The Committee shall review on a periodic basis the operation of the Company's total compensation program to evaluate its coordination and execution and shall recommend to the Board steps to modify compensation programs that provide benefits or payments that are not reasonably related or are disproportionate to the benefits received by the Company.

     I. Perquisite Policies. The Committee shall establish and review periodically policies with respect to management perquisites.

     J. Access to Records, Consultants and Others. The Committee shall have the ultimate authority and responsibility to engage and terminate any outside consultant, at the Company's expense, to assist in determining appropriate compensation levels for the Chief Executive Officer or other senior executive management and to approve the terms of any such engagement and the fees of any such consultant. In discharging its responsibilities, the Committee shall have full access to any relevant records of the Company and may also request that any officer or other employee of the Company, including the Company's senior compensation or human resources executives, the Company's outside legal counsel or any other person meet with any members of, or consultants to, the Committee.

     K. Annual Compensation and Benefits Committee Report. The Committee shall produce an annual report on executive compensation for inclusion in the Company's annual proxy statement, all in accordance with applicable rules and regulations.

     L. Delegation. The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee.

     M. Other Delegated Responsibilities. The Committee shall also carry out such other duties that may be delegated to it by the Board from time to time.

                                   APPENDIX F

                               Vectren Corporation
                               Board of Directors
                           Executive Committee Charter
                         Adopted As Of February 26, 2003

I.  Statement of Purpose

      The Executive Committee ("Committee") is a standing committee of the Board of Directors ("Board"). The purpose of the Committee is to discharge the duties of the Board, to the maximum extent provided by law, when it is impracticable for the full Board to meet and take action, as well as when the Board has specifically delegated to the Committee authority to take certain actions.

II.  Organization

      A. Charter. At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board for approval.

      B. Members. The Committee shall have as its standing members the Chair of the Board and Chief Executive Officer, who shall be the Chair of the Committee, and the President and Chief Operating Officer, provided, that, on and after May 1, 2003, the only standing member will be the Chair, President and Chief Executive Officer. The Board shall designate four other members of the Committee from other Board members on a rotating basis with terms of two years, except for the initial membership which had two members with three-year terms. Any member of the Board shall be eligible to serve on the Committee. The Committee shall be comprised of at least three members. Committee members may be removed by the Board. The Board shall also designate a Committee Chair.

      C. Meetings. Meetings of the Committee shall be held at such times as may be requested by the Chair of the Board and Chief Executive Officer and are intended to be held when, in the reasonable judgment of the Chair and Chief Executive Officer, it is necessary or desirable to have Board involvement in actions of the Company, but it is either impracticable to convene a meeting of the full Board, or action by the Committee has been authorized pursuant to specific delegation by the full Board. Reasonable notice of all meetings shall be provided by the Secretary of the Company.

      D. Quorum; Action by Committee. A quorum at any Committee meeting shall be a majority of the Committee. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

      E. Agenda, Minutes and Reports. The Chair of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee's discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board. The Committee shall make regular reports to the Board.

      F. Performance Evaluation. The Committee shall evaluate its performance on an annual basis and develop criteria for such evaluation.

III.  Responsibilities

      The following shall be the principal responsibilities of the Committee:

      A. Authority. When it is impracticable for the full Board to meet and take action, the Committee shall have all of the authority of the full Board allowed by applicable law to discharge the duties of the Board.

Moreover, the Committee shall also have all of the authority of the full Board allowed by applicable law to discharge the duties that have been delegated by the Board.

      B. Access to Records, Consultants and Others. In discharging its responsibilities, the Committee shall have full access to any relevant records of the Company and may retain outside consultants, at the Company's expense, to advise the Committee. The Committee shall have the ultimate authority and responsibility to hire or terminate any outside consultant engaged to assist the Committee in discharging its responsibilities and to approve the terms of any such engagement and the fees of any such consultant. The Committee may also request that any officer or other employee of the Company, the Company's outside legal counsel or any other person meet with any members of, or consultants to, the Committee.

      C. Delegation. The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee.

      D. Other Delegated Responsibilities. The Committee shall also carry out such other duties that may be delegated to it by the Board from time to time.

VECTREN
c/o National City Bank
Corporate Trust Operations
Locator 5352
P. O. Box 94856
Cleveland, OH 44101-4800
-----------------------


                                VOTE BY TELEPHONE

Have your proxy card available when you call the Toll-Free Number 1-800-542-1160 using a touch-tone phone. You will be prompted to enter your Control Number and then you can follow the simple instructions that will be presented to you to record your vote.


                                VOTE BY INTERNET

Have your proxy card available when you access the website www.votefast.com. You will be prompted to enter your Control Number and then you can follow the simple prompts that will be presented to you to record your vote.


                                  VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return to: Stock Transfer Dept (VVC), National City Bank, P.O. Box 94856, Cleveland, OH 44101-4800.

------------------------   ----------------------         -------------------
     Vote by Telephone        Vote by Internet               Vote by Mail
  Call Toll-Free using a   Access the website and          Return your proxy
     Touch-Tone phone:         cast your vote:            in the postage-paid
      1-800-542-1160          www.votefast.com             envelope provided.
------------------------   ----------------------         -------------------

                       Vote 24 hours a day, 7 days a week!
                     Your telephone or Internet vote must be
                     received by 11:59 p.m. Eastern Daylight
                     Time on May 13, 2003, to be counted in
                              the final tabulation.
  If you vote by telephone or Internet, please do not send your proxy by mail.

                            ------------------------
                             Your Control Number is:
                            ------------------------

            If voting by mail, Proxy must be signed and dated below. Please fold and detach card at perforation before mailing.

Proxy                         Vectren Corporation                    Proxy

This Proxy is solicited by the Board of Directors for the Annual Meeting of Shareholders to be held on May 14, 2003.

The undersigned hereby appoints Jerome A. Benkert, Jr., Ronald E. Christian and Richard G. Lynch and each of them, jointly and severally, with powers of substitution, to vote on all matters which may properly come before the 2003 Annual Meeting of Shareholders of Vectren Corporation (or any adjournment thereof).


                                          Signature(s) of shareholder


                                          ---------------------------
                                          Signature, if held jointly

                                             Date:
                                                  ----------------------------

                                                  -----------------------2003


                                          Please sign as your name(s) appear
                                          hereon.  All joint tenants should date
                                          this proxy and sign.  When signing as
                                          attorney, executor, trustee or
                                          guardian, give the full title of such
                                          If a corporation, sign the full
                                          corporate name by an authorized
                                          officer. If a partnership, sign in
                                          partnership name by authorized person.

          PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY. THANK YOU.



               ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

You now have the opportunity to access your Annual Report and Proxy Statement over the Internet, instead of receiving these documents in print. Participation is completely voluntary. If you give your consent to receive future annual reports and proxy statements via the Internet, we will notify you each year of the Internet location when the documents become available. Once you give your consent, it will remain in effect until you notify Vectren Corporation by mail that you wish to resume mail delivery of the Annual Report and Proxy Statement. As a Vectren shareholder, you have the right to request copies of these documents.

To give your consent, follow the prompts when you vote by telephone or over the Internet. If you are voting by mailing your proxy card, check the appropriate box located on the proxy card below.









           Please fold and detach card at perforation before mailing.
----------
This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise specified, the shares will be voted FOR Proposals 1 and 2, AGAINST 3 and 4 and in the discretion of the proxy holders upon such other matters as may properly come before the meeting. This proxy can be revoked at any time prior to the vote on the Proposals.

The Board of Directors recommends a vote FOR all of the nominees and FOR Proposal 2.

1. Election of Directors (three-year term):
    Nominees: (01) John M. Dunn
              (02) Niel C. Ellerbroo
              (03) Anton H. George
              (04) Robert L. Koch, II

    |_|    FOR                              |_|    WITHHOLD
    For, except vote withheld from the following nominees:

    --------------------------------------------------------
                                                       FOR   AGAINST    ABSTAIN
2. Ratify the appointment of Deloitte & Touche, LLP
     as Independent accountants for 2003:              |_|     |_|       |_|

    The Board of Directors recommends a vote AGAINST
     Proposals 3 and 4.

3. Adoption of shareholder proposal concerning
    Option Expensing:                                  |_|     |_|       |_|

4. Adoption of shareholder proposal concerning
    Option Indexing:                                   |_|     |_|       |_|

|_|  I plan to attend the Annual Meeting.

|_| I consent to access future Annual Reports and Proxy Statements over the Internet rather than to receive copies by mail.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)